Exhibit 10.65

CONSTRUCTION AGENCY AGREEMENT
Dated as of December 23, 2019
between
DUKE ENERGY CAROLINAS, LLC,
as Construction Agent
and
CGA 525 SOUTH TRYON TIC 1, LLC,
CGA 525 SOUTH TRYON TIC 2, LLC, AND
CK 525 SOUTH TRYON TIC, LLC
as Tenants-In-Common,
as Landlord

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TABLE OF CONTENTS
ARTICLE 1 DEFINITIONS; RULES OF USAGE    1
1.1    Definitions    1
ARTICLE 2 APPOINTMENT OF CONSTRUCTION AGENT    7
2.1    Appointment    7
2.2    Acceptance and Undertaking    7
2.3    Term    8
2.4    Scope of Authority    8
2.5    Delegation of Duties    9
2.6    Covenants of Construction Agent    10
2.7    Insurance    11
ARTICLE 3 THE LEASED PREMISES    16
3.1    Construction    16
3.2    Amendments; Modifications    16
3.3    Indemnity    17
3.4    Construction Force Majeure Events    18
ARTICLE 4 ADVANCES, RECONCILIATION AND RENT DETERMINATION    19
4.1    Application for Advances    19
4.2    Payment of Advances    19
4.3    Tenant’s Prepayment Option and Final Rent Determination.    20
4.4    Deliveries on the Final Completion Date    21
ARTICLE 5 EVENTS OF DEFAULT    21
5.1    Events of Default    21
5.2    Damages    22
5.3    Remedies; Remedies Cumulative    22
ARTICLE 6 LANDLORD’S RIGHTS    23
6.1    Assignment of Landlord’s Rights    23
6.2    Landlord’s Right to Cure Construction Agent’s Defaults    23
ARTICLE 7 MISCELLANEOUS    23
7.1    Notices    23
7.2    Successors and Assigns    23
7.3    GOVERNING LAW    24
7.4    Amendments and Waivers    24
7.5    Tenancy-In-Common    24
7.6    Counterparts    24
7.7    Severability    24
7.8    Headings and Table of Contents    24
7.9    WAIVER OF JURY TRIAL    24

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EXHIBIT A        Form of Security Agreement and Assignment
EXHIBIT B        Construction Budget
EXHIBIT C        Form of Escrow Agreement

Schedule 4.2        Subsequent Funding Date - Basic Rent and Termination
Values Calculation
Schedule 4.3        Final Basic Rent and Termination Values Calculation

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CONSTRUCTION AGENCY AGREEMENT
THIS CONSTRUCTION AGENCY AGREEMENT, dated as of December 23, 2019 (as amended, modified, extended, supplemented, restated and/or replaced from time to time, this “Agreement”), is between CGA 525 SOUTH TRYON TIC 1, LLC, a Delaware limited liability company (“CGA TIC 1”), CGA 525 SOUTH TRYON TIC 2, LLC, a Delaware limited liability company (“CGA TIC 2”), and CK 525 SOUTH TRYON TIC, LLC, a Delaware limited liability company (“CK TIC, and collectively with CGA TIC 1 and CGA TIC 1, the “Landlord”), as tenants-in-common, and DUKE ENERGY CAROLINAS, LLC, a North Carolina limited liability company (“Construction Agent”).
PRELIMINARY STATEMENT
A.    Landlord and Construction Agent are parties to that certain Lease Agreement dated as of even date herewith (as amended, modified, extended, supplemented, restated and/or replaced from time to time, the “Lease”), pursuant to which Construction Agent, as tenant under the Lease (in such capacity, the “Tenant”), has agreed to lease certain Land (as defined in the Lease) and Improvements (as defined in the Lease) from Landlord.
B.    In connection with the execution and delivery of the Lease, and subject to the terms and conditions hereof, (i) Landlord desires to appoint Construction Agent as its sole and exclusive agent in connection with the development of the Land and construction of the Improvements on the Land in substantial accordance with the Plans and Specifications and (ii) Construction Agent desires, for the benefit of Landlord, to cause the development and construction of the Improvements in substantial accordance with the Plans and Specifications and to undertake such other liabilities and obligations as are herein set forth.
NOW, THEREFORE, in consideration of the foregoing, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto covenant and agree as follows:
ARTICLE 1
DEFINITIONS; RULES OF USAGE
1.1    Definitions.
(a)    The following terms shall have the following definitions for all purposes of this Agreement:
“Acquisition Advance” is defined in Section 4.2(a).
“Agency Agreement Event of Default” is defined in Section 5.1.
“Application for Payment” is defined in Section 4.1.

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“Architects” shall mean, collectively, (i) the Base Building Architect for the Base Building Improvements and (ii) the Interiors Architect for the Initial Leasehold Improvements.
“Bankruptcy Event of Default” means an Event of Default described in clause (iv), (v) or (vi) of the definition thereof.
“Base Building Architect” shall mean TVS-Design, together with any replacements thereof selected by Construction Agent and approved by Landlord, such approval not to be unreasonably withheld, conditioned or delayed.
“Base Building Architect Agreement” shall mean that certain Standard Form of Agreement Between Owner and Architect (AIA Document B101-2017) dated as of March 2019, by and between Base Building Architect and Construction Agent, as owner, as such Standard Form of Agreement Between Owner and Architect may be amended, modified or supplemented from time to time in accordance with the terms of this Agreement.
“Base Building General Contract Agreement” shall mean that certain Standard Form of Agreement Between Owner and Contractor (AIA Document A102-2017) dated as of February 15, 2018 by and between Base Building General Contractor and Construction Agent, as owner, as such Standard Form of Agreement Between Owner and Contractor may be amended, modified or supplemented from time to time in accordance with the terms of this Agreement.
“Base Building General Contractor” shall mean Batson Cook for the Base Building Improvements, together with any replacements thereof selected by Construction Agent and approved by Landlord, such approval not to be unreasonably withheld, conditioned or delayed.
“Base Building Improvements” shall mean the base building, core and shell aspects of the Improvements.
“Base Building Plans and Specifications” shall mean the plans and specifications for the Base Building Improvements prepared by the Base Building Architect for the Base Building Improvements that have been delivered to Landlord prior to the date hereof, as such Base Building Plans and Specifications may be amended, modified or supplemented from time to time in accordance with the terms of this Agreement.
“Completion Date” shall mean the date on which substantial completion of the Improvements on the Land has been achieved in substantial accordance with the Plans and Specifications and this Agreement, and in compliance with all Legal Requirements and Insurance Requirements, a certificate of occupancy (or its equivalent in the political subdivision in which the Land is located) has been issued with respect to the Improvements by the appropriate governmental entity.
“Construction Budget” shall mean the budget for the anticipated cost of developing and constructing the Improvements as determined by Construction Agent in its reasonable, good faith judgment and approved by Landlord and Lender, which approval shall not be unreasonably withheld, as such budget is amended or modified by Construction Agent in accordance with the terms of this Agreement and the Escrow Agreement.

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“Construction Costs” means all fees, costs and expenses (including any and all Cost Overruns) incurred in connection with the design, development and construction of the Improvements on the Land, including the costs of excavating, grading, landscaping and other work undertaken to prepare the Land for construction of the Improvements, the purchase price of all Equipment to be installed on the Leased Premises, all interest, letter of credit fees and other carrying costs accrued during the Construction Term, all planning, engineering, development, architects’, consultants’, brokers’, attorneys’ and accountants’ fees, appraisal costs, survey costs, insurance costs, transaction costs, demolition costs, permitting costs, costs for title insurance, a fee to Construction Agent to the extent provided for under the Construction Budget and to be paid from the Maximum Improvements Amount, to reimburse it for any and all costs incurred by it in connection with monitoring the construction of the Leased Premises and the compliance of Construction Agent with the terms of this Agreement and the Escrow Agreement, other soft costs related to the design, development and construction of the Improvements and all costs and expenses, including reasonable attorneys’ fees, incurred by Landlord in connection with enforcing this Agreement. For purposes of the definition of Construction Costs, the amounts disbursed under Section 4.2(a)(iii) and Section 4.2(c) as the Initial Escrow Funding shall be included within such defined term.
“Construction Documents” is defined in Section 2.5.
“Construction Force Majeure Declaration” is defined in Section 3.4.
“Construction Force Majeure Event” means:
(a)    an act of God arising after the date hereof, including unusually adverse or severe weather conditions, or
(b)    any material change in any Legal Requirements arising after the date hereof and relating to the use of the Land or the construction of the Improvements on the Land, or
(c)    strikes, lockouts, labor troubles, unavailability of materials, riots, insurrections, and
(d)    other causes beyond Construction Agent’s reasonable control, which could not have been avoided or which cannot be remedied by Construction Agent through the exercise of all commercially reasonable efforts and, in the case of (b) above, the existence or potentiality of which was not known to and could not have been discovered prior to the date hereof through the exercise of reasonable due diligence by Construction Agent.
“Construction Loan Administrator” means Jones Lang LaSalle America Inc.
“Construction Period Termination Date” means the earlier of (i) the Outside Scheduled Completion Date and (ii) the Final Completion Date.
“Construction Term” is defined in Section 2.3.

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“Cost Overruns” means the amount by which any Construction Costs for the design, development of the Land and construction of the Improvements on the Land exceeds the Maximum Improvements Amount, subject to (i) application of funds then available in any “contingency” line items set forth in the Construction Budget, and (ii) reallocations of actual savings from any Construction Costs line item in the Construction Budget to another Construction Cost line item in Construction Budget. Cost Overruns shall not include (1) costs that are actually paid by the Base Building General Contractor, the Initial Leasehold Improvements General Contractor or by other contractors, subcontractors or design professionals without reimbursement or payment from Construction Agent (whether such payment is made through the application of liquidated damages under the Construction Documents or otherwise) or (2) costs that are actually funded under any applicable payment or performance bond or any sub-guard insurance policy.
“Developer” means CK Metro, LLC, together with any replacements thereof selected by Construction Agent and approved by Landlord, such approval not to be unreasonably withheld, conditioned or delayed.
“Development Agreement” means that certain Amended and Restated Development Agreement dated as of December 20, 2019, by and between Construction Agent, as owner, and Developer, as such Development Agreement may be amended, modified or supplemented from time to time in accordance with the terms of this Agreement.
“Escrow Account” is defined in Section 4.2(c).
“Escrow Agent” means TIAA, FSB, a federal savings bank.
“Escrow Agreement” means the Construction Escrow and Security Agreement, among Construction Agent, Landlord, Lender, Construction Loan Administrator and Escrow Agent in the form attached hereto as Exhibit C (as it may be amended, supplemented or otherwise modified from time to time).
“Escrow Funds” is defined in Section 4.2(c).
“Final Completion Date” means the date of final completion of the Improvements after the Completion Date has occurred, inclusive of all punch-list items as evidenced by certificates of final completion issued by the Architects and delivery of all items required under Section 10 of the Escrow Agreement.
“Final Landlord MIA Advance” is defined in Section 4.3(a).
“Financing” shall mean any extension of credit to Landlord by a Lender secured by a Mortgage and evidenced by a Note, which as of the date hereof shall mean the $750,925,673.63 Promissory Note issued by the Landlord to the order of CGA Mortgage Capital, LLC, a Maryland limited liability company and its assignee, the Trustee.
“General Contractors” shall mean, collectively, (i) the Base Building General Contractor for the Base Building Improvements and (ii) the Initial Leasehold Improvements General Contractor for the Initial Leasehold Improvements.

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“Gross Prepayment Amount” is defined in Section 4.3(a).
“Indemnitee” shall mean Landlord, each Lender, the Trustee, any trustee under a Mortgage which is a deed of trust and any holders of beneficial interests in a Financing, each of their assignees or other transferees and each of their Affiliates and their respective officers, directors, employees, shareholders, members or other equity owners.
“Initial Escrow Funding” is defined in Section 4.2(c).
“Initial Leasehold Improvements” shall mean the initial leasehold improvements aspects of the Improvements.
“Initial Leasehold Improvements General Contract Agreement” shall mean that certain Standard Form of Agreement Between Owner and Contractor (AIA Document A102-2017) to be executed by and between Initial Leasehold Improvements General Contractor and Construction Agent, as owner, as such Standard Form of Agreement Between Owner and Contractor may be amended, modified or supplemented from time to time in accordance with the terms of this Agreement.
“Initial Leasehold Improvements General Contractor” shall mean DPR/McFarland for the Initial Leasehold Improvements, together with any replacements thereof selected by Construction Agent and approved by Landlord, such approval not to be unreasonably withheld, conditioned or delayed.
“Initial Leasehold Improvements Plans and Specifications” shall mean the plans and specifications for the Initial Leasehold Improvements prepared by the Interiors Architect for the Initial Leasehold Improvements that have been delivered to Landlord prior to the date hereof, as such Initial Leasehold Improvements Plans and Specifications may be amended, modified or supplemented from time to time in accordance with the terms of this Agreement.
“Interiors Architect” shall mean Gensler, together with any replacements thereof selected by Construction Agent and approved by Landlord, such approval not to be unreasonably withheld, conditioned or delayed.
“Interiors Architect Agreement” shall mean that certain Professional Services Agreement dated as of Agreement dated as of September 15, 2015, by and between Interiors Architect and Construction Agent, as owner, and that certain Work Authorization dated May 31, 2019, by and between Interiors Architect and Construction Agent, as such documents may be amended, modified or supplemented from time to time in accordance with the terms of this Agreement.
“Land Acquisition Costs” means the aggregate amounts paid by Landlord in connection with the acquisition of the Land, including, without limitation, any earnest money deposits, title insurance costs and escrow fees, including the amounts advanced under Section 4.2(a)(i) and (ii).
“Landlord MIA Advance” shall mean an initial amount as of the date hereof equal to Six Hundred Fifty Two Million Dollars ($652,000,000.00), as such amount may be (i) adjusted by a

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Landlord MIA Advance Adjustment on February 10, 2020 pursuant to Section 2.1, and (ii) reduced by an amount equal to any Prepayment Advance actually made by Landlord on December 10, 2022 pursuant to Section 4.3(a).
“Landlord MIA Advance Adjustment” is defined in Section 2.1.
“Landlord MIA Advance Request” is defined in Section 2.1.
“Lender” or “Lenders” shall mean initially, CGA Mortgage Capital, LLC, a Maryland limited liability company and its assignee, the Trustee, and each additional financial institution or other Person that extends credit to Landlord, secured, directly or indirectly, by a Mortgage and evidenced by a Note or which is the holder of the Mortgage and a Note, or an interest therein, as a result of an assignment thereof or otherwise.
“Loan Escrow and Security Agreement” shall mean that certain Escrow and Security Agreement of even date herewith among Landlord, Lender and Wilmington Trust, National Association.
“Maximum Improvements Amount” shall mean the Landlord MIA Advance, together with (i) any interest earned on the Escrow Funds under the Escrow Agreement, for which Construction Agent has elected, at its sole discretion, to retain in the Escrow Account, and (ii) any amounts deposited by Construction Agent into the Escrow Account to be used to pay for any Cost Overruns.
“Mortgage” shall mean a first priority mortgage, deed of trust or similar security instrument hereafter executed securing the Financing and encumbering the Leased Premises, from Landlord, for the benefit of a Lender.
“Note” or “Notes” shall mean a note or notes executed from Landlord to a Lender, which note or notes will be secured by a Mortgage.
“Outside Scheduled Completion Date” means January 1, 2025.
“Permitted Investments” shall mean (i) marketable direct obligations issued or unconditionally guaranteed by the United States of America or issued by any agency thereof and backed by the full faith and credit of the United States of America, in each case maturing within six (6) months from the date of acquisition thereof, and (ii) marketable general obligations issued by any state of the United States of America maturing within six (6) months from the date of acquisition thereof and, at the time of acquisition, having one of the two highest ratings generally obtainable from either Standard & Poor’s Financial Services LLC or Moody’s Investors Service, Inc.
“Plans and Specifications” shall mean, collectively, (i) the Base Building Plans and Specifications for the Base Building Improvements and (ii) the Initial Leasehold Improvements Plans and Specifications for the Initial Leasehold Improvements.
“Prepayment Advance” is defined in Section 4.3(a).
“Prepayment Determination Date” is defined in Section 4.3(a).

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“Prepayment Notice” is defined in Section 4.3(a).
“Prepayment Option” is defined in Section 4.3(a).
“Project Actual Cost” shall mean, as of any date, the actual total aggregate Construction Costs and Land Acquisition Costs funded by Landlord on or prior to such date, but shall specifically exclude any amounts advanced under Section 4.2(b) as a Transaction Cost Advance.
“Remediation Plan” is defined in Section 3.4.
“Rent Commencement Date” means January 1, 2023.
“Required Credit Rating” has the meaning set forth in the Lease.
“Security Agreement and Assignment” means a Security Agreement and Assignment substantially in the form attached hereto as Exhibit A.
“Subsequent Escrow Funding” is defined in Section 4.2(d).
“Subsequent Funding Date” is defined in Section 4.2(d).
“Subsequent Funding Lease Amendment” is defined in Section 4.2(f).
“TIC Agreement” is defined in Section 7.5.
“Transaction Cost Advance” is defined in Section 4.2(b).
“Trustee” means Wilmington Trust, National Association, as trustee for the registered holders from time to time of the CGA Capital Credit Lease-Backed Pass-Through Trust, Series 2019-CTL-18.
“Unused Amount” is defined in Section 4.3(c).
(b)    For purposes of this Agreement, capitalized terms used in this Agreement and not otherwise defined herein shall have the meanings assigned to them in the Lease. Unless otherwise indicated, references in this Agreement to articles, sections, paragraphs, clauses, appendices, schedules and exhibits are to the same contained in this Agreement.
ARTICLE 2
APPOINTMENT OF CONSTRUCTION AGENT

2.1    Appointment.
Subject to the terms and conditions hereof, Landlord hereby irrevocably designates and appoints Construction Agent as its exclusive agent, and Construction Agent accepts such appointment, in connection with the development and construction of the Improvements on the Land in substantial accordance with the Plans and Specifications. Notwithstanding any provisions hereof or in the Lease to the contrary, Construction Agent acknowledges and agrees that Landlord shall have no obligation to advance more than the Landlord MIA Advance. Construction Agent

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shall be entitled to a one-time right to increase the Landlord MIA Advance by up to Twenty-Three Million and No/100 Dollars ($23,000,000.00) or decrease the Landlord MIA Advance by up to Twenty-Seven Million and 00/100 Dollars ($27,000,000.00) by providing written notice of such adjustment to the Landlord MIA Advance to Landlord and Escrow Agent on or before January 31, 2020 (the “Landlord MIA Advance Request”) and complying with Section 4.2(d) and (f) (the “Landlord MIA Advance Adjustment”).
2.2    Acceptance and Undertaking.
Construction Agent hereby unconditionally accepts the agency appointment set forth in Section 2.1 and undertakes, for the benefit of Landlord and Lenders, the timely development and construction of the Improvements in substantial accordance with the Plans and Specifications, this Agreement and the Escrow Agreement.
2.3    Term.
This Agreement shall commence on the date hereof and shall terminate on the Construction Period Termination Date (the “Construction Term”); provided, however, certain provisions hereof shall survive the termination as expressly provided herein.
2.4    Scope of Authority.
(a)    Landlord hereby expressly authorizes Construction Agent, or any agent or contractor of Construction Agent, and Construction Agent unconditionally agrees for the benefit of Landlord, subject to Section 2.4(b), to take all action necessary or desirable for the performance and satisfaction of any and all obligations of Landlord or Construction Agent under any construction agreement or development agreement relating to the Improvements and to fulfill all of the obligations of Construction Agent, which obligations shall include, without limitation:
(i)    all design and supervisory functions relating to the development and construction of the Improvements and performing all engineering work related thereto;
(ii)    (A) negotiating, entering into, performing and enforcing all contracts and arrangements to procure the equipment and materials necessary to construct the Improvements, (B) negotiating, executing, performing and enforcing all contracts and arrangements to develop and construct the Improvements on such terms and conditions as are customary and reasonable in light of local and national standards and practices and (C) negotiating, executing, performing and enforcing agreements granting easements and licenses for utilities and other facilities necessary to construct the Improvements, provided that if the terms of any such easement or license shall continue to be binding on Landlord or burden the Leased Premises after the Final Completion Date, such easement or license shall be subject to Landlord’s approval of the form and substance thereof, not to be unreasonably withheld, conditioned or delayed;

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(iii)    obtaining all necessary permits, licenses, consents, approvals, entitlements and other authorizations, including without limitation all of the foregoing required for the Improvements and the use and occupancy thereof and those required under Legal Requirements (including Environmental Laws), from all Governmental Authorities in connection with the development, construction use and occupancy of the Improvements in accordance with the Plans and Specifications, this Agreement and the Lease;
(iv)    maintaining all books and records with respect to the Improvements and the construction, operation and management thereof; and
(v)    paying when due the Construction Costs from the funds disbursed to Construction Agent in accordance with Section 4.1 hereof; and
(vi)    performing any other acts and paying such amounts (including Cost Overruns) necessary in order to develop and construct the Improvements in accordance with the Plans and Specifications on or before the Outside Scheduled Completion Date.
(b)    Neither Construction Agent nor any of its Affiliates or agents shall enter into any contract or consent to any contract in the name of Landlord without Landlord’s prior written consent, which consent shall not be unreasonably withheld or delayed so long as (i) such contract will not increase the obligations of Landlord beyond the obligations of Landlord as are expressly set forth in the Lease or this Agreement and (ii) each such contract does not impose any liability or obligation on Landlord for which Landlord is not indemnified by Construction Agent pursuant to Section 3.3.
(c)    Subject to the terms and conditions of this Agreement and the Lease, Construction Agent shall have sole management and control over the construction means, methods, sequences and procedures regarding the Improvements. The parties hereto acknowledge that Construction Agent, as tenant under the Lease, shall be in possession and control of the Leased Premises (including the Improvements) during the term of this Agreement.
2.5    Delegation of Duties.
Construction Agent may execute any of its duties and obligations under this Agreement by or through agents, construction managers, architects (including, without limitation, the Architects), consultants, contractors (including, without limitation, the General Contractors), design builders, developers (including, without limitation, the Developer), Affiliates, employees, engineers or attorneys-in-fact, and Construction Agent shall enter into such agreements with such Persons (the “Construction Documents”) as Construction Agent deems necessary or desirable for the construction of the Improvements pursuant hereto; provided, however, that no such delegation shall limit or reduce in any way Construction Agent’s duties and obligations under this Agreement or impose any liability or obligation on Landlord for which Landlord is not indemnified by Construction Agent pursuant to Section 3.3; provided, further, that contemporaneously with, or promptly after, the execution and delivery of a Construction Document, Construction Agent will execute and deliver to Landlord the Security Agreement and Assignment, pursuant to which Construction Agent assigns

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to Landlord, among other things, all of Construction Agent’s rights under and interests in such Construction Documents, and Construction Agent shall cause the other party to such Construction Document to execute a consent to the assignment of such Construction Document, which consent shall be reasonably satisfactory to Landlord. Each contract with a general contractor, developer or design builder shall be with a reputable general contractor, developer or design builder with experience in constructing projects that are similar in scope and type to the proposed Improvements, and shall provide for a guaranteed maximum price.
2.6    Covenants of Construction Agent.
Construction Agent hereby covenants and agrees that it will:
(a)    cause the development and construction of the Improvements to be prosecuted in a good and workmanlike manner, and in substantial accordance with the Plans and Specifications, the Construction Budget, the Construction Documents, the applicable construction schedule, prevalent industry practices with respect to similar projects and otherwise in accordance with Section 3.1 hereof;
(b)    obtain the necessary building and all other necessary permit(s), cause the Land and Improvements to be served by all necessary utilities, and cause construction of the Base Building Improvements to commence within sixty (60) days of the date of this Agreement;
(c)    cause the Final Completion Date for the Improvements to occur on or before the Outside Scheduled Completion Date, free and clear (by removal or bonding in accordance with the terms of Paragraph 18 of the Lease) of Liens or claims for materials supplied or labor or services performed in connection with the development and construction thereof;
(d)    cause all outstanding punch list items with respect to the Improvements to be completed, and if Construction Agent has delivered a temporary certificate of occupancy for the Leased Premises pursuant to Section 4.2, deliver a permanent certificate of occupancy (or its equivalent in the political subdivision in which the Land is located) for the Leased Premises, by the date that is ninety (90) days after the Final Completion Date (it being understood that the foregoing covenant shall survive the termination of this Agreement);
(e)    (i) cause good and indefeasible title to the Improvements to vest in Landlord and (ii) not permit Liens (other than Permitted Encumbrances, the Mortgage and other Liens created by Landlord) to be filed or maintained respecting the Leased Premises (including the Improvements), provided that, so long as no Agency Agreement Event of Default has occurred and is continuing, Construction Agent may contest any Lien in accordance with the terms set forth in Paragraph 18 of the Lease;
(f)    (i) on a monthly basis, deliver to Landlord true, correct and complete copies of any material modifications of the Construction Budget (a true, complete and copy of which as of the date of this Agreement is attached hereto as Exhibit B) and progress reports regarding the development and construction of the Improvements in reasonable detail, and (ii) promptly provide such other information with respect to the Improvements and the construction thereof as Landlord shall reasonably request;

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(g)    take all reasonable and practical steps to minimize the disruption of the construction process arising from any Construction Force Majeure Events; it being understood that any costs associated with such steps shall be included as Construction Costs and shall be only be reimbursable by Landlord in accordance with this Agreement to the extent such costs are provided for under the contingency line items within the Construction Budget and included within the Maximum Improvements Amount. In all other instances such costs shall be considered Cost Overruns, in which case Construction Agent shall be responsible for the payment thereof; and
(h)    permit Landlord, Lender and their respective representatives access to the Leased Premises upon reasonable notice (which notice may be by telephone, facsimile or e-mail) at all reasonable business hours to inspect the Leased Premises (subject to such reasonable safety measures that the General Contractors may require).
2.7    Insurance.
(a)    Insurance by Construction Agent: Construction Agent shall cause to be procured, and shall maintain in full force and effect during the Construction Term, insurance policies with insurance companies authorized to do business in the jurisdiction in which the Leased Premises are located that have a claims paying ability rating by Standard & Poor’s (or equivalent ratings agency) of not less than A-, a Standard & Poor’s financial strength rating of “A” or better and an A.M. Best Insurance Reports financial size category of at least “XI”, with limits and coverage provisions as set forth below.
(i)    General Liability Insurance. Commercial general liability insurance and comprehensive automobile liability insurance (including but not limited to coverage for all losses whatsoever arising from the ownership, maintenance, operation or use of any automobile, truck or other motor vehicle, whether owned, leased or hired) on an occurrence basis for Construction Agent’s and Landlord’s liability arising out of claims for personal injury (including bodily injury and death) and property damage. Such insurance shall provide coverage for products-completed operations, contractual and personal injury liability with a $1,000,000 limit per occurrence for combined bodily injury and property damage with policy annual aggregates of $2,000,000 (other than products-completed operations) and $2,000,000 for products-completed operations.
(ii)    Excess Liability Insurance. Liability insurance in excess of the insurance coverage required in clause (i) above with a limit of $10,000,000 per occurrence and annual aggregate.
(iii)    Builder’s Risk Insurance. Builder’s risk insurance, with respect to the Improvements on a “special cause of loss” basis insuring Construction Agent, Landlord, the General Contractors and the subcontractors with respect to the Leased Premises as their interests may appear, including coverage against loss or damage from the perils of earth movement (including but not limited to earthquake, landslide, subsidence and volcanic eruption), strike, riot and civil commotion.

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a.    Property Covered. The builder’s risk insurance shall provide coverage for (i) the structures, machinery, equipment, facilities, fixtures, supplies and other property constituting a part of the Improvements, (ii) property of others in the care, custody or control of Construction Agent, Landlord, General Contractors and subcontractors in connection with the Improvements, but not contractor’s tools, machinery, plant and equipment, including spare parts and accessories not destined to become a permanent part of the Improvements, (iii) all preliminary works, temporary works and interconnection works (i.e., all underground property used to connect to public or private utility feeds, including, but not limited to, telephone, water, cable, natural gas, electricity and sewers) and (iv) all foundations and other property below the surface of the ground.
b.    Additional Coverages. The builder’s risk policy or endorsement shall insure (i) the cost (including labor) of preventive measures to reduce or prevent further loss, (ii) inland transit with a sublimit of $200,000, which amount is sufficient to insure the reasonably expected largest single shipment to or from the Leased Premises site from anywhere within North America, (iii) off site storage to insure the full replacement value of any property or equipment not stored on the Leased Premises site with a sublimit of $150,000, (iv) expediting expenses (defined as reasonable extra costs incurred after an insured loss to make temporary repairs and expedite the permanent repair of the damaged property) with a sublimit in the amount of $25,000, and (v) coverage for loss resulting from the enforcement of ordinance or laws that regulate construction, demolition, repair or use of the property, with Coverage A (loss to undamaged portion of the building), Coverage B (cost of demolishing the undamaged portion of the building) and Coverage C (increased cost of reconstruction or repairs to comply with current ordinance or law) with a combined aggregate limit of not less than $1,000,000 and which shall include an endorsement to provide coverage for any additional costs associated with repairing the damage from a covered loss over and above the cost that would have been incurred in the absence of such current ordinance or law.
c.    Special Clauses. The builder’s risk policy or endorsement shall include (i) a requirement that the insurer pay losses within the time period permitted by law and (ii) an extension clause allowing the policy period to be extended up to sixty (60) days without modification to the terms and conditions of the policy, and upon payment of the premium on a pro-rata basis.
d.    Prohibited Exclusions. The builder’s risk policy or endorsement shall not contain any (i) coinsurance provisions, or (ii) exclusion for ensuing direct physical loss or damage resulting from freezing (subject to the policy terms and conditions).

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e.    Sum Insured. The builder’s risk policy or endorsement shall (i) be on a completed value form, (ii) insure 100% of the completed insurable value of the Improvements constituting a part of the Improvements, (iii) value losses at replacement cost, without deduction for physical depreciation or obsolescence including custom duties, taxes and fees and (iv) insure loss or damage from earth movement and flood with separate sublimits equal to not less than $10,000,000.
(iv)    Endorsements. All policies of insurance required to be maintained by Construction Agent shall be endorsed as follows.
a.    To name Lender as the loss payee with respect to builder’s risk insurance;
b.    To name Lender as mortgagee with respect to builder’s risk insurance;
c.    To name Landlord and Lender as additional insureds with respect to all liability insurance, other than the architect errors and omissions coverage, which shall contain a limited additional insured endorsement, if available; and
d.    To provide a severability of interests clause.
e.    That the insurance shall be primary and not excess to or contributing with any insurance or self-insurance maintained by Landlord or the other additional insureds.
(v)    Waiver of Subrogation. Construction Agent hereby waives any and every claim for recovery from Lender and Landlord, and Landlord hereby waives any and every claim for recovery from Construction Agent, for any and all loss or damage covered by any of the insurance policies to be maintained under this Agreement (or otherwise maintained by the parties) to the extent that such loss or damage is recovered by Construction Agent or (but only to the extent of the liabilities assumed or obligations insured hereunder) Landlord, respectively, under any such policy. If the foregoing waiver will preclude the assignment of any such claim to the extent of such recovery, by subrogation (or otherwise), to an insurance company (or other person), Construction Agent (or other appropriate party) shall give written notice of the terms of such waiver to each insurance company which has issued, or which may issue in the future, any such policy of insurance (if such notice is required by the insurance policy) and shall cause each such insurance policy to be properly endorsed by the issuer thereof to, or to otherwise contain one or more provisions that, prevent the invalidation of the insurance coverage provided thereby by reason of such waiver.

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(b)    Conditions.
(i)    Adjustment of Losses. Losses, if any, with respect to any portion of the Improvements constituting a part of the Improvements under any damage policies required to be carried under this Section 2.7 shall be adjusted with the insurance companies, including the filing of appropriate proceedings, as follows: (x) so long as no Agency Agreement Event of Default shall have occurred and be continuing, and provided that Construction Agent is required to repair the damage or if Construction Agent has exercised its option to purchase the Leased Premises pursuant to Section 5.3, such losses will be adjusted by Construction Agent, and (y) if any Agency Agreement Event of Default shall have occurred and be continuing or any Construction Force Majeure Event has been declared, or if Construction Agent is not required to repair the damage, and Construction Agent has not exercised its option to purchase the Leased Premises pursuant to Section 5.3, such losses shall be adjusted by Landlord. The party which is entitled to adjust losses shall appear in any proceeding or action to negotiate, prosecute, adjust or appeal any claim for any award, compensation or insurance payment on account of any casualty, and the other party may participate, at such other party’s sole cost and expense, in any such proceeding, action, negotiation, prosecution or adjustment. Adjustment expenses shall be paid directly by Construction Agent. The parties hereto agree that this Agreement shall control the rights of the parties hereto in and to any such award, compensation or insurance payment relating to any casualty affecting the Improvements constituting a part of the Improvements during the Construction Term.
(ii)    Application of Insurance Proceeds. All proceeds of insurance maintained pursuant to this Section 2.7 on account of any damage or destruction of all or any part of the Improvements shall be paid to the Trustee, provided that (i) if no Agency Agreement Event of Default shall have occurred and (ii) subject to Section 3.4, Construction Agent has undertaken to repair the damage and has demonstrated to the reasonable satisfaction of Landlord that the application of such insurance proceeds, together with the remaining funds in the Escrow Account (and any additional funds provided by Construction Agent in its sole discretion), are sufficient to cause the Final Completion Date to occur on or prior to the Outside Scheduled Completion Date, such funds shall be held by the Trustee in a segregated account, or deposited into the Escrow Account, and disbursed to Construction Agent to pay actual costs incurred by Construction Agent to effect the repair of the Improvements constituting a part of the Improvements on the same terms as disbursement in connection with the initial construction of the Improvements. If the Final Completion Date cannot occur on or prior to the Outside Scheduled Completion Date, the parties agree to discuss the issue of disbursement of insurance proceeds to Construction Agent in good faith and after such discussion, Landlord shall make a determination, by written notice to Construction Agent, in the exercise of its sole discretion, whether (i) to extend the Outside Scheduled Completion Date and disburse the proceeds for repair of the Improvements or (ii) to declare an Agency Agreement Event of Default under Section 5.3(d). Landlord shall not unreasonably withhold its approval of an extension of the Outside Scheduled Completion Date so long as, after giving effect to the such extension, the available insurance proceeds, together with the remaining

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funds in the Escrow Account (and any additional funds provided by Construction Agent in its sole discretion), are sufficient to pay all of the expected remaining Construction Costs (including any increased capitalized interest) and Lender have agreed to such extension. Any proceeds of insurance paid to the Trustee pursuant to this Section 2.7 not used to repair the Improvements and held by the Trustee shall be applied to the account of Construction Agent to reduce the obligations of Construction Agent hereunder (or, if this Agreement is terminated by Landlord, shall be applied as set forth in Article 5), provided, that if any such funds remain upon the occurrence of the Final Completion Date, such funds shall, so long as no Agency Agreement Event of Default shall have occurred and be continuing, be paid to Construction Agent. If Landlord elects to declare an Agency Agreement Event of Default, the provisions of Article 5 shall apply. Notwithstanding any extension of the Outside Scheduled Completion Date, the Rent Commencement Date shall not be modified or extended without the prior written consent of the Landlord and Lender.
(iii)    Additional Insurance. Any additional insurance obtained by Construction Agent or Landlord shall provide that it shall not interfere with or in any way limit the insurance described in this Section 2.7 or increase the amount of any premium payable with respect to any insurance described in such Section. The proceeds of any such additional insurance will be for the account of the party maintaining such additional insurance.
(iv)    Payment of Premiums. Construction Agent shall cause to be paid all premiums for the insurance required hereunder from draws from the Escrow Account, and such amounts shall constitute Construction Costs. Construction Agent shall renew or replace, or cause to be renewed or replaced, each insurance policy required hereunder prior to the expiration date thereof for the duration of the Construction Term.
(v)    Policy Cancellation and Change. All policies of insurance required to be maintained pursuant to this Section 2.7 shall be endorsed so that if at any time they are cancelled, such cancellation shall not be effective as to Landlord or Lender for thirty (30) days, except for non-payment of premium which shall be for ten (10) days, after written notice from such insurer of such cancellation to Landlord and Lender.
(vi)    Miscellaneous Policy Provisions. All builder’s risk insurance policies shall not include any annual or term aggregate limits of liability or clause requiring the payment of additional premium to reinstate the limits after loss except for insurance covering the perils of flood, earth movement and sabotage.
(vii)    Separation of Interests. All policies shall insure the interests of Landlord and Lender regardless of any breach or violation by Construction Agent or any other Person of warranties, declarations or conditions contained in such policies, any action or inaction of Construction Agent or others, or any foreclosure relating to the Leased Premises or any change in ownership of all or any portion of the Leased Premises.

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(viii)    Acceptable Policy Terms and Conditions. All policies of insurance required to be maintained pursuant to this Section 2.7 shall contain terms and conditions reasonably acceptable to Landlord and Lender.
(c)    Evidence of Insurance. On or prior to the date hereof and on or prior to two (2) Business Days prior to each policy expiration date, Construction Agent shall furnish, or cause to be furnished, Landlord with evidence of insurance reasonably acceptable to Landlord, including certificates of insurance or binders, in an ACORD 27 form for all property insurance and an ACORD 25 form for all liability insurance, and otherwise acceptable to Landlord, evidencing all of the insurance required by the provisions of this Section 2.7. Such certificates of insurance/binders shall be executed by each insurer or by an authorized representative of each insurer. Such certificates of insurance/binders shall identify the underwriters, the type of insurance, the insurance limits and the policy term and shall specifically list the special provisions enumerated for such insurance required by this Section 2.7. Upon request, Construction Agent will promptly furnish Landlord with copies of all insurance binders and certificates of such insurance relating to the insurance required to be maintained hereunder.
(d)    Reports. Construction Agent will advise Landlord in writing promptly of (i) any default in the payment of any premium and of any other act or omission on the part of Construction Agent which may invalidate or render unenforceable, in whole or in part, any insurance being maintained by Construction Agent pursuant to this Section 2.7 and (ii) the unavailability of any insurance required hereunder in the commercial market.
(e)    No Duty of Landlord to Verify or Review. No provision of this Section 2.7 or any provision of this Agreement or the Lease shall impose on Landlord any duty or obligation to verify the existence or adequacy of the insurance coverage maintained by Construction Agent, nor shall Landlord be responsible for any representations or warranties made by or on behalf of Construction Agent to any insurance company or underwriter. Any failure on the part of Landlord to pursue or obtain the evidence of the insurance required by this Agreement from Construction Agent and/or failure of Landlord to point out any non-compliance of such evidence of insurance shall not constitute a waiver of any of the insurance requirements in this Agreement.
ARTICLE 3
THE LEASED PREMISES

3.1    Construction. Construction Agent shall cause the Land and the Improvements to be developed and constructed in compliance with all Legal Requirements, all Insurance Requirements and in all material respects, with all specifications and standards maintained by Construction Agent or its Affiliates for, or otherwise applicable to, similar properties owned or operated by Construction Agent or its Affiliates.

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3.2    Amendments; Modifications.
(a)    Subject to clause (b) below, Construction Agent may at any time revise, amend or modify the Plans and Specifications and the Construction Budget (and execute change orders under any Construction Document consistent therewith) without the consent of Landlord; provided, that any such revision, amendment or modification does not (x) result in the Final Completion Date of the Improvements occurring on or after the Outside Scheduled Completion Date, or (y) result in the total cost of the Leased Premises exceeding an amount equal to Maximum Improvements Amount that will not be funded by Construction Agent. Notwithstanding the foregoing, it is specifically understood and agreed that if at any time the total Construction Costs remaining to be expended exceed the unused portion of the Maximum Improvements Amount, Construction Agent shall promptly notify Landlord thereof and, Construction Agent shall not be entitled to any further advances under Article IV below until the Construction Budget is brought back into balance (i.e. the total Construction Costs remaining to be expended is less than or equal to the unused portion of the Maximum Improvements Amount); provided, however, if Construction Agent’s senior unsecured long-term credit rating falls below the Required Credit Rating, then Construction Agent shall promptly (and in any case within fifteen (15) days) pay such excess to Escrow Agent for deposit in the Escrow Account, in which event Construction Agent shall continue to be entitled to additional advances under Article IV below.
(b)    Construction Agent agrees that it will not implement any revision, amendment or modification to the Plans and Specifications if the aggregate effect of such revision, amendment or modification, when taken together with any previous or contemporaneous revision, amendment or modification to the Plans and Specifications, would (i) cause a reduction in value, use or utility of the Improvements unless such revision, amendment or modification is required by Legal Requirements, (ii) change the fundamental nature of the Improvements or (iii) violate any Legal Requirements.
3.3    Indemnity. Construction Agent agrees to assume liability for, and to indemnify, protect, defend, save and hold harmless each Indemnitee, from and against, any and all Claims that may be imposed on, incurred by or asserted or threatened to be asserted, against such Indemnitee, whether or not Indemnitee shall also be indemnified as to any such Claim by any other Person, in any way relating to or arising out of (i) the Base Building Plans and Specifications, the Initial Leasehold Improvements Plans and Specifications, the Development Agreement, the Base Building Architect Agreement, the Base Building General Contract Agreement, Initial Leasehold Improvements General Contract Agreement, the Interiors Architect Agreement or any of the Construction Documents; including, without limitation, any and all “owner” or “landlord” warranties provided for thereunder, (ii) the appointment of Construction Agent as Landlord’s exclusive agent hereunder or Construction Agent’s exercise of any authority granted under Section 2.4 of this Agreement, (iii) any other event, condition or circumstance within Construction Agent’s control, (iv) fraud, misapplication of funds, illegal acts or willful misconduct on the part of Construction Agent or any agents of Construction Agent appointed in accordance with Section 2.5 of this Agreement, (v) any Bankruptcy Event of Default or (vi) the actual or alleged discharge, dispersal, release, storage, treatment, generation, disposal or escape of pollutants or other toxic or Hazardous Materials on, in, under, to or from the Leased Premises that either existed or occurred prior to the date hereof or that is within Construction Agent’s control; it being understood that

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Construction Agent shall have no obligation to indemnify the Indemnitees for any Claim to the extent resulting from any Indemnitee’s gross negligence or willful misconduct. As used in clause (iii) of the foregoing sentence, the term “within Construction Agent’s control” shall mean caused by or arising from any failure by Construction Agent to comply with any of its obligations in this Agreement, the Escrow Agreement or the Lease (including its insurance obligations and its obligation to secure the site), any representation or warranty by Construction Agent in this Agreement or the Lease being inaccurate, or any claim by any third party against Landlord based upon the action or inaction of or by Construction Agent.
3.4    Construction Force Majeure Events.
(a)    If a Construction Force Majeure Event that results in, or could reasonably be expected to prevent Construction Agent from causing the Final Completion Date to occur prior to the Outside Scheduled Completion Date, Construction Agent shall provide Landlord with written notice thereof within ten (10) Business Days of Construction Agent’s knowledge of the occurrence thereof (the “Construction Force Majeure Declaration”). Upon receipt of the Construction Force Majeure Declaration, Landlord and Construction Agent shall consult with each other as to what steps, if any, are to be taken to remediate such Construction Force Majeure Event, including consulting as to the appropriateness of an extension of the Outside Scheduled Completion Date. Construction Agent shall take all reasonable and practical steps to minimize the disruption of the construction process and all steps reasonably necessary to prevent further damage and delay arising from such Construction Force Majeure Event. Construction Agent shall be entitled to reimbursement from Landlord for any costs directly related to minimizing the disruption and to preventing further damage and delay of such Construction Force Majeure Event, but only to the extent such payment is provided for under any contingency line item under the Construction Budget and to be paid from the Maximum Improvements Amount. Construction Agent shall, within thirty (30) days of the delivery of the Construction Force Majeure Declaration, submit to Landlord a budget detailing Construction Agent’s estimate of the costs that would be incurred in remediating such Construction Force Majeure Event and a schedule for effecting the same (the “Remediation Plan”). Any Remediation Plan (including an extension of the Outside Scheduled Completion Date) must adequately address the following, as determined in Landlord’s reasonable discretion: (i) provide for the payment of all additional costs included in the Remediation Plan either (a) from contingency line items under the existing Construction Budget or (b) by Construction Agent, (ii) there shall be no increase in the Maximum Improvements Amount resulting therefrom and (iii) either (y) following the payment of such costs from the Maximum Improvements Amount, sufficient funds will remain available under the Construction Budget and Maximum Improvements Amount to complete the Improvements in accordance with the Plans and Specifications or (z) such costs shall be considered Cost Overruns and addressed in accordance with the terms of this Agreement. Within fifteen (15) Business Days after Landlord’s receipt of the Remediation Plan and to the extent the Remediation Plan satisfies the foregoing conditions, Landlord, by written notice to Construction Agent, shall authorize Construction Agent’s Remediation Plan.

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(b)    In addition to the forgoing, to the extent Construction Agent in its capacity as Tenant under the Lease is entitled to receive any “Net Award” or “Net Proceeds” (each as defined in the Lease), Landlord shall make such Net Award or Net Proceeds available to Construction Agent in accordance with the terms of the Lease, for application under Construction Agent’s Remediation Plan pursuant to Section 3.4(a) above to the extent any Condemnation or casualty results in a Construction Force Majeure Event.
ARTICLE 4
ADVANCES, RECONCILIATION AND RENT DETERMINATION

4.1    Application for Advances. Construction Agent may make one (1) application per month for the reimbursement (each, an “Application for Payment”) of Construction Costs incurred and actually paid by Construction Agent in connection with Work, including, but not limited to, fees and costs to obtain governmental permits, licenses, consents, approvals, entitlements and other authorizations, including costs for bonds issued to governmental agencies, and all construction costs, and any other legal or construction professionals employed in connection with the Improvements. Each Application for Payment shall be in the form required under the Escrow Agreement, and made in accordance with the terms of the Escrow Agreement.
4.2    Payment of Advances.
(a)    On the date hereof, in connection with the acquisition of the Land, Landlord shall advance (i) Twenty-Seven Million Five Hundred Thousand and No/100 Dollars ($27,500,000.00) in cash, to Construction Agent as the purchase price for the Land, (ii) Three Million Two Hundred Twenty-Five Thousand Five Hundred Twenty-Three and 00/100 Dollars ($3,225,523.00) in cash, to Construction Agent for certain transaction costs related to the transfer of the Land to Landlord, and (iii) Forty-One Million One Hundred Ninety-Five Thousand Nine Hundred Eighty-Seven and 03/100 Dollars ($41,195,987.03) in cash, to Construction Agent as reimbursement for certain Construction Costs incurred on or prior to the date hereof (collectively, the “Acquisition Advance”), which Acquisition Advance shall be funded directly to the title company or closing agent coordinating the closing of the Land.
(b)    On the date hereof, in connection with the closing of the transaction, including the execution of this Lease, Landlord shall advance to the title company or closing agent coordinating the closing of the Land, Four Million Sixty-Seven Thousand Ninety-Five and 50/100 Dollars ($4,067,095.50) in cash, which amount shall be used by the title company or closing agent to pay various transaction costs related to such transaction, as identified on the settlement statement approved by Tenant and Landlord (the “Transaction Cost Advance”).
(c)    On the date hereof, in connection with the closing of the Financing, Landlord shall advance Nine Million Four Hundred Five Thousand Three Hundred Seventy-Six and 49/100 Dollars ($9,405,376.49) (the “Initial Escrow Funding”) in cash, by wire transfer directly into an escrow account (the “Escrow Account”) with the Escrow Agent, which amount is to be held and disbursed in accordance with the term and provisions of the Escrow Agreement.

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(d)    On February 10, 2020, subject to compliance with Section 4.2(f) (the “Subsequent Funding Date”), Landlord shall advance an amount equal to the Landlord MIA Advance (with the parties acknowledging that such amount has been adjusted to account for the Landlord MIA Advance Adjustment) less the Acquisition Advance and the Initial Escrow Funding (the “Subsequent Escrow Funding”) in cash, by wire transfer directly into the Escrow Account, which amount is to be held and disbursed in accordance with the term and provisions of the Escrow Agreement. The Landlord MIA Advance shall not be adjusted to account for amounts previously advanced under Section 4.2(b) as a Transaction Cost Advance, and any Transaction Cost Advance shall not be included within the definition of Project Actual Cost.
(e)    All amounts that are delivered to Escrow Agent (the “Escrow Funds”) by Landlord and/or Construction Agent are to be held and disbursed in accordance with the terms of the Escrow Agreement.
(f)    In the event Construction Agent delivers to Landlord a Landlord MIA Advance Request pursuant to the terms of Section 2.1, then on or before February 4, 2020, Landlord shall provide Tenant with an updated Exhibit B and Schedule A to the Lease, as applicable, reflecting the adjusted Basic Rent schedule and revised Termination Values under the Lease, as calculated using the methodology set forth on Schedule 4.2 attached hereto, and on or before February 6, 2020, Landlord and Tenant shall execute an amendment to the Lease substituting such updated Exhibit B and Schedule A to the Lease (the “Subsequent Funding Lease Amendment”).
4.3    Tenant’s Prepayment Option and Final Rent Determination.
(a)    Prepayment Option. On or before November 15, 2022 (the “Prepayment Determination Date”), Construction Agent shall have an option (the “Prepayment Option”) to cause Landlord to prepay a portion of the Financing on December 10, 2022 in an amount specified by Tenant and to be paid by Escrow Agent from Escrow Funds held in the Escrow Agreement (the “Prepayment Advance”). In the event Construction Agent elects to cause a Prepayment Advance pursuant to this Section 4.3(a),
(i)    An amount equal to one and one hundredths percent (1.01%) of the Prepayment Advance shall be paid to Landlord by Escrow Agent as a return on of its equity investment.
(ii)    The Prepayment Advance shall not exceed the lesser of (A) an amount equal to six percent (6%) of the Landlord MIA Advance (B) the then current balance of the Escrow Funds held by Escrow Agent under the Escrow Agreement, less the amount to be paid under 4.3(a)(i) above, and (C) an amount equal to the difference between the Landlord MIA Advance, as adjusted by the Landlord MIA Advance Adjustment as of February 10, 2020 less $611,500,000.00, such that in no event shall the Landlord MIA Advance, as reduced by the Prepayment Advance, be less than $611,500,000.

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(iii)    In order to exercise the Prepayment Option, Construction Agent shall deliver written notice of such election (the “Prepayment Notice”) to Landlord and Escrow Agent on or before the Prepayment Determination Date. In connection with the delivery of the Prepayment Notice on or before the Prepayment Determination Date, Escrow Agent shall advance to Lender from the Escrow Funds the Prepayment Advance, which funds shall prepay a portion of the Financing at par (without payment of any prepayment penalty or premium); and
(iv)    In connection with any such prepayment pursuant to this Section 4.3(a), the final Landlord MIA Advance (“Final Landlord MIA Advance”) shall equal the Landlord MIA Advance as determined on February 10, 2020, less the Prepayment Advance.
(b)    Final Determination of Basic Rent and Termination Values. In the event Construction Agent exercises the Prepayment Option by delivering the Prepayment Notice to Landlord and Escrow Agent on or before the Prepayment Determination Date, Landlord shall provide Tenant with an updated Exhibit B and Schedule A to the Lease reflecting the adjusted Basic Rent schedule and revised Termination Values, as applicable, under the Lease, as calculated using the methodology set forth on Schedule 4.3 attached hereto. Within ten (10) Business Days after the Rent Commencement Date, Landlord and Construction Agent shall execute an amendment to the Lease (x) substituting an updated Exhibit B and Schedule A to the Lease reflecting the Basic Rent as determined pursuant to this Section 4.3(b), and (y) substituting an updated Schedule A to the Lease reflecting the adjusted Basic Rent and revised Termination Values under the Lease.
(c)    Unused Amount. If following the Final Completion Date and payment in full of all Construction Costs and the payment of any Prepayment Advance pursuant to Section 4.3(a), any surplus funds remain on deposit with the Escrow Agent under the terms of the Escrow (the “Unused Amount”), then commencing on the Final Completion Date, the Unused Amount shall be disbursed as directed by Construction Agent in Construction Agent’s sole discretion.
(d)    Cost Overruns. Construction Agent shall promptly pay for any Cost Overruns. Consistent with the terms of Section 3.2(a), in the event a Cost Overrun exists, Construction Agent shall not be entitled to any further advances under this Article IV or under the Escrow Agreement, until the Construction Budget is brought back into balance; provided, however, if at such time any Cost Overruns exist, Construction Agent’s senior unsecured long-term credit rating falls below the Required Credit Rating, then Construction Agent shall promptly (and in any case within fifteen (15) days) pay an amount equal to such Cost Overruns to Escrow Agent for deposit in the Escrow Account.
4.4    Deliveries on the Final Completion Date. Not later than fifteen (15) days before the anticipated Final Completion Date, Construction Agent shall deliver to Landlord and Escrow Agent, those items required under Section 10 of the Escrow Agreement.

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4.5    Loan Escrow and Security Agreement. Landlord and Construction Agent agree that so long as no Agency Agreement Event of Default exists and is continuing, Landlord shall cause all interest earned on the Debt Service Escrow Account (as defined in the Loan Escrow and Security Agreement) under the terms of the Loan Escrow and Security Agreement, from the date of this Agreement through December 10, 2022, to be paid monthly to Construction Agent.
ARTICLE 5
EVENTS OF DEFAULT

5.1    Events of Default. If any one (1) or more of the following events (each an “Agency Agreement Event of Default”) shall occur:
(a)    Construction Agent fails to apply any funds paid by Landlord to Construction Agent or drawn from the Escrow Account in a manner consistent with the requirements of this Agreement for the payment of Construction Costs;
(b)    (i) Construction Agent fails to obtain a building permit for the Base Building Improvements and commence construction of the Base Building Improvements within sixty (60) days of the date hereof, (ii) the Final Completion Date shall fail to occur for any reason on or prior to the Outside Scheduled Completion Date (and in any case, regardless of any Force Majeure or casualty, by January 1, 2026), or (iii) Construction Agent shall abandon or permanently discontinue the construction and development of the Improvements (which abandonment or permanent discontinuance shall be deemed to have occurred if no work at the Improvements is undertaken or completed during a continuous period of sixty (60) days or more, or following the expiration or resolution of any Construction Force Majeure Event, in the event such expiration or resolution is beyond such sixty (60) day period);
(c)    any Event of Default (as defined in the Lease) shall have occurred; or
(d)    Construction Agent shall materially breach any of its representations or warranties under this Agreement (which are not also provided for under the Lease) or shall fail to observe or perform in any material respect any term, covenant or condition of this Agreement other than as set forth or addressed in paragraph (a), (b) or (c) of this Section 5.1 and such failure to observe or perform any such term, covenant or condition shall continue for more than thirty (30) days after Construction Agent becomes aware or has received notice thereof, or if such default is of such a nature that it cannot reasonably be cured within such thirty (30) days, such period shall be extended for an additional period of ninety (90) days (for a total cure period of no more than one hundred twenty (120) days after written notice by Landlord to Construction Agent specifying the applicable failure; unless such default is of a nature that cannot be reasonably cured within such one hundred twenty (120) day period and involves governmental oversight and/or approvals pursuant to Legal Requirements, in which event such period shall be extended for so long as necessary in order for Construction Agent to obtain such governmental approvals within applicable cure periods imposed by Legal Requirements); provided that Construction Agent has commenced to cure such default within said period of thirty (30) days and is actively, diligently and in good faith proceeding with continuity to remedy such default;

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then, in any such event, Landlord may, upon notice to Construction Agent, declare an Agency Agreement Event of Default, in which case, Landlord shall have the remedies set forth in Section 5.3 below.
5.2    Damages. The termination of this Agreement pursuant to Section 5.3 shall in no event relieve Construction Agent of its indemnity obligations hereunder or its obligations under Section 5.3, all of which shall survive any such termination. In addition, notwithstanding anything to the contrary set forth in this Agreement, Landlord shall be entitled to recover any costs and expenses, including reasonable attorneys’ fees, incurred by Landlord in connection with enforcing this Agreement against Construction Agent subject, however, to the provisions of Section 5.3(a) below.
5.3    Remedies; Remedies Cumulative.
(a)    If an Agency Agreement Event of Default shall have occurred and be continuing, Landlord shall have all rights available to Landlord under the Lease and this Agreement and all other rights otherwise available at law, equity or otherwise provided, however, in no event shall this Agreement terminate unless and until Construction Agent receives at least ten (10) days’ written notice thereof, unless a Bankruptcy Event of Default has occurred, in which case no such notice shall be required.
(b)    Upon the declaration of an Agency Agreement Event of Default by Landlord or if Landlord otherwise notifies Construction Agent of its intention to terminate this Agreement and until the date that this Agreement is scheduled to be terminated pursuant to a termination notice issued by Landlord, Construction Agent shall purchase the Leased Premises for an amount equal to the Default Purchase Price (as defined in the Lease) (and in such event, this Agreement shall not terminate but shall continue until the closing of the transfer of the Leased Premises to Construction Agent as provided below). On the date specified in the notice of such exercise, which date shall be a Business Day occurring not more than thirty (30) days after the date of such notice, (i) Landlord shall, upon receipt of the Default Purchase Price, transfer and convey to Construction Agent (at the cost of Construction Agent) all right, title and interest of Landlord in and to the Leased Premises, on an “as-is basis” pursuant to the Purchase Procedures (as defined in the Lease), (ii) Landlord shall execute a statement of termination of this Agreement and the Lease and shall cause Lender and/or Trustee to deliver a release of the Liens in favor of Lender and/or Trustee and termination statements for any financing statements which are then of record naming Lender and/or Trustee as secured party, (iii) Construction Agent hereby covenants and agrees that it will accept such transfer and conveyance of Landlord’s right, title and interest in and to the Leased Premises and shall assume all of Landlord’s obligations, if any, under the Construction Documents and (iv) any and all funds in the Escrow Account shall be returned to Landlord and Landlord shall direct the Trustee to deliver to Construction Agent any casualty insurance proceeds with respect to the Leased Premises then held by the Trustee (net of any expenses or other amounts then due to the Trustee).

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ARTICLE 6
LANDLORD’S RIGHTS

6.1    Assignment of Landlord’s Rights. Construction Agent and Landlord hereby acknowledge and agree that certain rights and powers of Landlord under this Agreement may be assigned to Lender, including rights to receive payments.
6.2    Landlord’s Right to Cure Construction Agent’s Defaults. Landlord, without waiving or releasing any obligation or Agency Agreement Event of Default, may (but shall be under no obligation to) remedy any Agency Agreement Event of Default. All out of pocket costs and expenses so incurred (including, without limitation, all reasonable fees and expenses of Landlord’s and Lender’s counsel), together with interest thereon at the Default Rate from the date on which such sums or expenses are paid by Landlord, shall constitute Construction Costs and shall be included in the Project Actual Cost.
     ARTICLE 7
MISCELLANEOUS

7.1    Notices. All notices required or permitted to be given under this Agreement shall be in writing and delivered as provided in the Lease.
7.2    Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of Landlord, Construction Agent and their respective successors and the assigns. Construction Agent may not assign this Agreement or any of its rights or obligations hereunder or with respect to the Leased Premises in whole or in part to any Person without the prior written consent of Lender and Landlord.
7.3    GOVERNING LAW. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED, INTERPRETED AND ENFORCED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NORTH CAROLINA, WITHOUT REGARD TO CONFLICTS OF LAWS PRINCIPLES.
7.4    Amendments and Waivers. This Agreement may not be terminated, amended, supplemented, waived or modified except with the written consent of Construction Agent, Landlord and Lender.
7.5    Tenancy-In-Common. Each of the entities comprising Landlord respectively acknowledge that all of such entities comprising Landlord are jointly and severally liable for the performance and satisfaction of all obligations of Landlord as set forth herein. Pursuant to that certain Tenancy-In-Common Agreement dated of even date herewith by and among CGA TIC 1, CGA TIC 2 and CK TIC (the “TIC Agreement”), each entity comprising Landlord has appointed CK TIC to act on its behalf as its agent under the TIC Agreement and authorizes CK TIC to take such actions on its behalf and to exercise such powers delegated to CK TIC by the terms of the TIC Agreement, together with such actions and powers incidental thereto. Construction Agent shall be entitled to rely on any and all communications or acts of CK TIC with respect to the exercise of any rights or the granting of any consent, waiver or approval on behalf of the entities comprising

DMEAST #39698570 v7    24

Landlord in all circumstances where an action by Landlord is required or permitted pursuant to this Agreement without the right or necessity of making any inquiry of any individual entity comprising Landlord as to the authority of CK TIC with respect to such matter.
7.6    Counterparts. This Agreement may be executed in any number of separate counterparts and all of said counterparts taken together shall be deemed to constitute one and the same instrument.
7.7    Severability. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.
7.8    Headings and Table of Contents. The headings and table of contents contained in this Agreement are for convenience of reference only and shall not limit or otherwise affect the meaning hereof.
7.9    WAIVER OF JURY TRIAL. TO THE FULLEST EXTENT ALLOWED BY LEGAL REQUIREMENTS, LANDLORD AND CONSTRUCTION AGENT IRREVOCABLY AND UNCONDITIONALLY WAIVE TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT AND ANY COUNTERCLAIM THEREUNDER.
[signature page follows]

DMEAST #39698570 v7    25

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.
DUKE ENERGY CAROLINAS, LLC,
as Construction Agent

By: /s/John L. Sullivan, III
Name: John L. Sullivan, III
Title: Assistant Treasurer

CONSTRUCTION AGENCY AGREEMENT

LANDLORD:

CGA 525 SOUTH TRYON TIC 1, LLC,
a Delaware limited liability company

By:    /s/ W. Kyle Gore
Name: W. Kyle Gore
Title: Authorized Officer

CGA 525 SOUTH TRYON TIC 2, LLC,
a Delaware limited liability company

By:    /s/ W. Kyle Gore
Name: W. Kyle Gore
Title: Authorized Officer

[SIGNATURES CONTINUE ON THE FOLLOWING PAGE]

CONSTRUCTION AGENCY AGREEMENT

CK 525 SOUTH TRYON TIC, LLC,
a Delaware limited liability company

By:    /s/ Thomas C. Coyle, Jr.
Name: Thomas C. Coyle, Jr.
Title: Authorized Officer

[signature pages end]

CONSTRUCTION AGENCY AGREEMENT

EXHIBIT A
FORM OF ASSIGNMENT OF CONSTRUCTION CONTRACT

WITH

CONSENT AND AGREEMENT TO COMPLETE BY CONTRACTOR
THIS ASSIGNMENT OF CONSTRUCTION CONTRACT WITH CONSENT AND AGREEMENT TO COMPLETE BY CONTRACTOR (this “Assignment and Agreement”) is made and entered into as of the [____] day of [_________], 20[__] (the “Effective Date”) by and among (i) CGA 525 SOUTH TRYON TIC 1, LLC, a Delaware limited liability company, CGA 525 SOUTH TRYON TIC 2, LLC, a Delaware limited liability company and CK 525 SOUTH TRYON TIC, LLC, a Delaware limited liability company (jointly, severally, individually and collectively, (“Borrower”), (ii) CK METRO, LLC, a North Carolina limited liability company (the “Developer”), (iii) DUKE ENERGY CAROLINAS, LLC, a North Carolina limited liability company (“Construction Agent”) (iv) [__________________] (the “Contractor”), and (v) CGA MORTGAGE CAPITAL, LLC, a Maryland limited liability company, in its capacity as the lender with respect to the Project (as hereinafter defined) (together with its successors and assigns, the “Lender”).
RECITALS
A.Borrower, as landlord, and Construction Agent, as tenant, have entered into that certain Lease Agreement dated as of December 23, 2019 with respect to the Property (as hereinafter defined) (the “Lease”).
B.Borrower has appointed Construction Agent as its sole and exclusive agent in connection with the development and construction of the improvements on the Land in substantial accordance with the Plans and Specifications pursuant to that certain Construction Agency Agreement by and between Borrower and Construction Agent dated December 23, 2019 (as the same may be amended, restated, replaced or otherwise modified from time to time, the “Construction Agency Agreement”).
C.Construction Agent has retained Developer to perform certain development services with respect to the Project pursuant to that certain Amended and Restated Development Agreement dated December 23, 2019 (the “Development Agreement”), under which Developer shall cause and oversee development of the Project, all as more specifically set forth in the Development Agreement.
D.The Contractor and the Developer (acting on behalf of the Construction Agent pursuant to the Development Agreement) entered into that certain [Contract] dated as of ____________, 20__ (as amended or otherwise modified from time to time, the “Contract”). A copy of the Contract is attached hereto as Exhibit A. By the terms of the Contract, the Contractor has agreed to serve as the [contractor] for the construction of certain [base building/initial leasehold] improvements consisting generally of a 945,000 (+/-) rentable square foot “Class A” office tower,

Assignment of Construction Contract        2019-CTL-18

390,000 (+/-) square foot structured parking garage, and certain other improvements, all as more particularly described therein (the “Project”). The Project is to be constructed in accordance with plans and specifications prepared by TVS-Design and Gensler (the “Plans and Specifications”). A schedule of the Plans and Specifications is attached hereto as Exhibit B.
E.Lender made a loan (the “Loan”) to Borrower, pursuant to the terms of a Loan Agreement dated on or about the Effective Date between Borrower and Lender (which Loan Agreement, together with each replacement or substitution therefor, and as such Loan Agreement or any replacement or substitution therefor may have been or may from time to time be assigned, extended, renewed, amended, restated, supplemented or otherwise modified, is herein called the “Loan Agreement”). The Loan is evidenced by a Promissory Note from Borrower, dated on or about the Effective Date, payable to the order of Lender in the amount of the Loan (which Promissory Note, together with each replacement or substitution therefor, and as such Promissory Note or any replacement or substitution therefor may have been or may from time to time be assigned, extended, renewed, amended, restated, supplemented or otherwise modified, is herein called the “Note”).
F.Borrower’s obligations with respect to the Loan are secured by a Construction Deed of Trust, Security Agreement, Assignment of Leases and Rents and Fixture Filing dated on or about the Effective Date from Borrower for the benefit of Lender (which Construction Deed of Trust, Security Agreement, Assignment of Leases and Rents and Fixture Filing, together with each replacement or substitution therefor, and as such Construction Deed of Trust, Security Agreement, Assignment of Leases and Rents and Fixture Filing or any replacement or substitution therefor may have been or may from time to time be assigned, extended, renewed, amended, restated, supplemented or otherwise modified, is herein called the “Indenture”) covering Borrower’s right, title and interest in certain real property located in the County of Mecklenburg, North Carolina, together with any and all improvements now or hereafter located thereon, as more particularly described in the Indenture (hereinafter the “Property”). Any and all documents executed in connection with the Loan, including the Note, the Loan Agreement and the Indenture, as the same may have been or may from time to time be assigned, extended, renewed, amended, restated, supplemented or otherwise modified, shall hereinafter collectively be referred to as the “Loan Documents”.
G.Pursuant to the Construction Agency Agreement, Construction Agent desires to assign to Borrower all of Construction Agent’s right, title and interest in, to and under the Contract and, in connection with the Loan having been made to Borrower, Lender has required that Borrower assign such rights, title and interest to Lender as collateral security for Borrower’s obligations under the Loan Agreement (the “Obligations”).
H.In connection with the Loan having been made to Borrower, Lender has required that Developer and the Contractor execute and deliver this Assignment and Agreement.
NOW, THEREFORE, in consideration of the mutual terms, covenants, conditions and agreements hereinafter contained, the receipt and sufficiency of which are hereby acknowledged, and intending to be mutually bound, Borrower, Construction Agent, Developer, Contractor and Lender hereby covenant and agree as follows:

Assignment of Construction Contract        2014-CTL-2

AGREEMENT
1.    Assignment to Borrower and Acknowledgement. Construction Agent hereby assigns to Borrower and its successors and assigns all of Construction Agent’s right, title and interest in, to and under (but not Construction Agent’s obligations with respect to) the Contract. The Contractor and Developer hereby acknowledge, agree to, and consent to the foregoing assignment to Borrower, and all further assignments to Borrower’s successors and assigns.
2.    Assignment to Lender and Acknowledgement. Borrower hereby collaterally assigns to Lender and its successors and assigns all of Borrower’s right, title and interest in, to and under (but not Borrower’s obligations with respect to) the Contract. The Contractor hereby acknowledges, agrees to, and consents to the foregoing assignment to Lender, and all further assignments to Lender’s successors and assigns.
3.    Representations, Warranties and Covenants of Developer. Developer hereby represents and warrants to Lender that, as of the date hereof, (a) Developer has not given or received any notice of any default by Developer, the Contractor or any other party to the Contract in performing any of their respective obligations under the Contract and, to Developer’s knowledge, neither Developer nor any such other party is in default in performing such obligations, (b) Developer has not heretofore assigned, transferred or encumbered any or all of its rights under the Contract, (c) the Contract has not been amended or otherwise modified in any manner, and is in full force and effect, (d) no consent by any party to the Contract (except for the consent of the Contractor as provided herein) is necessary for this Assignment and Agreement to be effective, and (e) the copy of the Contract attached hereto as Exhibit A is true and complete.
4.    Representations and Warranties of Contractor. Contractor hereby represents and warrants to Lender that, as of the date hereof, (a) Contractor has not given or received any notice of any default by Developer or any other party to the Contract in performing its obligations under the Contract and, to Contractor’s knowledge, neither Developer nor any such other party is in default in performing such obligations, (b) Contractor has not heretofore assigned, transferred or encumbered any or all of its rights under the Contract, (c) the Contract has not been amended or otherwise modified in any manner, and is in full force and effect, (d) no consent by any party to the Contract (except for the consent of Contractor as provided herein) is necessary for this Assignment and Agreement to be effective, and (e) the copy of the Contract attached hereto as Exhibit A is true and complete.
5.    Developer’s Exercise of Rights. Except when an Event of Default (as defined in the Construction Escrow Agreement (as hereinafter defined)) exists, Developer may exercise all of the rights held by it under the Contract, as if this Assignment and Agreement had not been made.
6.    No Obligation of Lender to Perform. Lender shall not be obligated to perform or discharge any of Developer’s obligations under the Contract.
7.    Effectiveness of this Assignment and Agreement. On payment in full of the indebtedness secured by the Indenture, and on Borrower’s performance in full of all of its other obligations under the Loan Documents, the assignment from Borrower to Lender herein shall be

Assignment of Construction Contract        2014-CTL-2

void; provided, however, that an affidavit, certificate or letter of any officer, agent or attorney of Lender stating that any of such principal, interest or other sums remains unpaid, or that any such other obligation remains unperformed, shall be conclusive evidence of the validity and continuing force and effectiveness of this Assignment and Agreement, and any person shall be entitled to rely thereon. Contractor hereby authorizes and directs each other party to the Contract, upon such party’s receipt of a written notice to such effect from Lender, to perform all of such parties’ obligations under the Contract for, on behalf of, and at the direction of, Lender.
8.    Nonwaiver by Lender. Nothing in this Assignment and Agreement, and no action taken or omitted by Lender pursuant to the provisions hereof, shall be deemed in any way to constitute a waiver by Lender of any of its rights under the Loan Documents, and this Assignment and Agreement is made and accepted without prejudice to any of such rights.
9.    Foreclosure. On any foreclosure of Borrower’s rights in and to the Property under the Indenture, or conveyance of the Property by Borrower in lieu of such foreclosure, Developer’s entire right, title and interest in and to the Contract shall, at Lender’s option, vest absolutely in Lender as if it were the purchaser of the Property at such foreclosure.
10.    Conflict. The Contractor hereby acknowledges that it has received a copy of the Construction Escrow Agreement (as hereinafter defined). The Contractor acknowledges that the Construction Escrow Agreement provides for the substantial involvement of Lender, Construction Monitor (as defined in the Construction Escrow Agreement) and Servicer (as defined in the Construction Escrow Agreement) and their consultants in the construction administration process. The Contractor hereby acknowledges and agrees that in the event of a conflict between any of the terms, conditions or provisions of the Contract and the terms, conditions and provisions of the Construction Escrow Agreement, including, without limitation, the time frames and prerequisites for payment set forth in the Construction Escrow Agreement and the requirement in the Construction Escrow Agreement that the Contractor deliver draw requests in the form required by Lender on AIA forms G702 and G703, the Construction Escrow Agreement shall control.
11.    Review and Approval of Plans and Specifications. The Contractor represents and warrants that it has reviewed and is familiar with the Plans and Specifications in all respects.
12.    Completion of Project upon Default under Loan. Upon any default under the Lease or under any Loan Document, followed by Lender’s written notice to the Contractor that an Event of Default exists thereunder and that Lender intends to proceed to cause completion of the construction of the Project under the Contract, the Contractor shall continue to construct the Project in accordance with the Contract and the Plans and Specifications, provided that Lender advances or causes to be advanced to the Contractor the contract sum set forth in the Contract in the manner set forth therein (i) for work performed by the Contractor prior to the date of such notice; provided however, Lender shall have no obligation to advance to the Contractor any sum for work performed if funds for such services have previously been disbursed to Developer or the Contractor pursuant to that certain Construction Escrow and Security Agreement dated on or about the Effective Date by and among Borrower, Lender, Construction Agent and the Construction Escrow Agent identified therein (as the same may have been or may hereafter from time to time be assigned, extended, renewed, amended, restated, supplemented or otherwise modified, the “Construction

Assignment of Construction Contract        2014-CTL-2

Escrow Agreement”); and (ii) for work performed for Lender or its designee after the date of such notice. In the event that Lender for any reason becomes the holder of Developer’s rights or interests in and to the Contract, the Contractor hereby consents to Lender’s use of the Plans and Specifications for all purposes in connection with the construction and completion of the Project.
13.    Certification and Agreement of Contractor.
(i)    The Contractor hereby agrees that:
1.    The Contractor shall not, without Lender’s prior written consent, enter into, or permit to become effective, any of the following: (A) any modification to the Plans and Specifications that requires Lender’s consent under the Construction Escrow Agreement; (B) any decrease in the construction budget for the Project; or (C) any change order which (I) reduces the fair market value of the proposed Project, (II) decreases the overall square footage of the Project, or (III) decreases the proposed number of parking spaces for the Project below the number of parking spaces required under applicable law for Construction Agent’s intended use under the Lease; and
2.    Any change order or other such change entered into without Lender’s prior written consent (when such consent is required pursuant to subparagraph (i) above) shall not be enforceable by the Contractor against Lender if Lender succeeds to Borrower’s interest in the Property.
(ii)    The Contractor hereby certifies that no consent or approval of any other party is required in connection with the Contractor’s execution, delivery and performance of this Assignment and Agreement, the Contractor’s execution, delivery and performance of this Assignment and Agreement has been duly authorized by all necessary action by or on behalf of the Contractor, and this Assignment and Agreement is valid and binding against the Contractor, enforceable in accordance with its terms.
14.    Developer Solely Liable for Payment and Performance under the Contract. The Contractor acknowledges that Developer is solely and absolutely liable for performing any and all obligations and paying any and all amounts due to the Contractor under the Contract, and that neither Lender nor Borrower shall have any liability for performing any such obligation or paying any such amount (except for payment due to the Contractor as a result of Lender’s request to the Contractor to complete the Project as provided in Section 12 above).
15.    Books and Records. The Contractor agrees and undertakes to make available for inspection by Developer’s and Lender’s duly authorized officers, agents and designees during reasonable business hours, at the Contractor’s office, all books and records in the Contractor’s control or possession relating in any way to the construction of the Project. The Contractor further agrees to provide such officers, agents and designees, upon request, copies of any of the foregoing at the cost of reproducing such copies.

Assignment of Construction Contract        2014-CTL-2

16.    Lender Reliance. The Contractor acknowledges that Lender is relying upon the covenants, representations, warranties and agreements of the Contractor set forth in this Assignment and Agreement.
17.    General.
(a)    Amendment. This Assignment and Agreement may be amended by and only by an instrument executed and delivered by each party hereto, including their respective successors and assigns.
(b)    Waiver. No party hereto shall be deemed to have waived the exercise of any right which it holds hereunder unless such waiver is made expressly and in writing (and, without limiting the generality of the foregoing, no delay or omission by any party hereto in exercising any such right shall be deemed a waiver of its future exercise). No such waiver made in any instance involving the exercise of any such right shall be deemed a waiver as to any other such instance, or any other such right.
(c)    Applicable Law. Notwithstanding the execution of this Assignment and Agreement in another jurisdiction, this Assignment and Agreement shall be construed, interpreted and enforced in accordance with the laws of the State of New York as the same are in effect from time to time (excluding application of any principle of conflict-of-laws which would direct the application of the law of any other jurisdiction). Developer, Contractor, Borrower and Lender consent to any action or proceeding arising hereunder being brought in the courts of the State and county of New York; provided, however, that if any such action or proceeding arises under the Constitution, laws or treaties of the United States of America, or if there is a diversity of citizenship between the parties thereto, so that it is to be brought in a United States District Court, the parties consent to such action being brought in the United States District Court for the Southern District of New York or any successor federal court having original jurisdiction.
(d)    Headings. The headings of the sections, subsections, paragraphs and subparagraphs hereof are provided herein for and only for convenience of reference, and shall not be considered in construing their contents.
(e)    Construction. As used herein, all references made (a) in the neuter, masculine or feminine gender shall be deemed to have been made in all such genders, (b) in the singular or plural number shall be deemed to have been made, respectively, in the plural or singular number as well, (c) to any section, subsection, paragraph or subparagraph shall, unless therein expressly indicated to the contrary, be deemed to have been made to such section, subsection, paragraph or subparagraph of this Assignment and Agreement, and (d) to “Developer”, “Contractor” or “Lender” shall be deemed to refer to the persons hereinabove so named and their respective, successors and assigns.
(f)    Exhibits. Each writing or plat referred to herein as being attached hereto as an exhibit or otherwise designated herein as an exhibit hereto is hereby made a part hereof.
(g)    Assignment. This Assignment and Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective heirs, personal representatives, successors and assigns hereunder.

Assignment of Construction Contract        2014-CTL-2

(h)    Severability. No determination by any court, governmental body or otherwise that any provision of this Assignment and Agreement or any amendment hereof is invalid or unenforceable in any instance shall affect the validity or enforceability of (a) any other provision thereof, or (b) such provision in any circumstance not controlled by such determination. Each such provision shall be valid and enforceable to the fullest extent allowed by, and shall be construed wherever possible as being consistent with, applicable law.
(i)    Notices. All communications herein provided for or made pursuant hereto shall be in writing and shall be sent by (i) registered or certified mail, return receipt requested, and the giving of such communication shall be deemed complete on the third business day after the same is deposited in a United States Post Office with postage charges prepaid, (ii) reputable overnight delivery service with acknowledgment receipt returned, and the giving of such communication shall be deemed complete on the immediately succeeding business day after the same is timely deposited with such delivery service, or (iii) hand delivery by reputable delivery service:
If to Developer:

[_______________________
____________________
_________________
Attention: ______________]

With copies to:

[_______________________
____________________
_________________
Attention: ______________]

If to the Contractor:

[_________________________
__________________________
__________________________
Attention: __________________]

If to the Borrower:

[_________________________
__________________________
__________________________
Attention: __________________]

Assignment of Construction Contract        2014-CTL-2

If to Lender:

CGA Mortgage Capital, LLC
        9475 Deereco Road, Suite 300
        Timonium, Maryland 21093
        Attention: Richard A. Jacobs
             W. Kyle Gore
with a copy concurrently to:
Wilmington Trust, National Association, as trustee for the registered certificate holders, from time to time, of the CGA Capital Credit Lease-Backed Pass-Through Trust, Series 2019-CTL-18
c/o Corporate Trust Administration
25 South Charles Street, 11th Floor
Baltimore, Maryland 21201

and
CGA Servicing, LLC
        9475 Deereco Road, Suite 300
        Timonium, Maryland 21093
        Attention: Richard A. Jacobs
             W. Kyle Gore

Any party may change the address where notices are to be sent by giving each of the other parties ten (10) days’ prior written notice of such change.
(j)    Counterparts. This Assignment and Agreement may be executed in one or more counterparts, each of which shall be an original and all of which shall constitute one and the same instrument.

[SIGNATURES CONTINUE ON THE FOLLOWING PAGE]

Assignment of Construction Contract        2014-CTL-2

CK 525 SOUTH TRYON TIC, LLC,
a Delaware limited liability company

By:
Name: Thomas C. Coyle, Jr.
Title: Authorized Officer

Assignment of Construction Contract        2014-CTL-2

IN WITNESS WHEREOF, Developer has executed this Assignment of Construction Contract with Consent and Agreement to Complete by Contractor as of the day and year first above written.
DEVELOPER:

CK METRO, LLC, a North Carolina limited liability company

By:_____________________________(SEAL)
Name:    _____________________
Title:    _____________________

[SIGNATURES CONTINUE ON THE FOLLOWING PAGE]

Assignment of Construction Contract        2019-CTL-18

IN WITNESS WHEREOF, the Contractor has executed this Assignment of Construction Contract with Consent and Agreement to Complete by Contractor as of the day and year first above written.
CONSTRUCTION AGENT:

DUKE ENERGY CAROLINAS, LLC, a North Carolina limited liability company

By:_____________________________(SEAL)
Name:    _______________________
Title:    _______________________

[SIGNATURES CONTINUE ON THE FOLLOWING PAGE]

Assignment of Construction Contract        2019-CTL-18

IN WITNESS WHEREOF, the Contractor has executed this Assignment of Construction Contract with Consent and Agreement to Complete by Contractor as of the day and year first above written.
CONTRACTOR:

[___________________],
a [___________ _______________________]

By:_____________________________(SEAL)
Name:    _______________________
Title:    _______________________

[SIGNATURES CONTINUE ON THE FOLLOWING PAGE]

Assignment of Construction Contract        2019-CTL-18

IN WITNESS WHEREOF, Lender has executed this Assignment of Construction Contract with Consent and Agreement to Complete by Contractor as of the day and year above written.
LENDER:

CGA MORTGAGE CAPITAL, LLC, a Maryland limited liability company

By:______________________________(SEAL)
Name: W. Kyle Gore
Title: Authorized Person

Assignment of Construction Contract        2019-CTL-18

Exhibit A to Assignment of Construction Contract
[Copy of Contract]

[TO BE ATTACHED]

DMEAST #39698570 v7
Assignment of Construction Contract        2019-CTL-18

Exhibit B to Assignment of Construction Contract
[Schedule of Plans and Specifications]

[TO BE ATTACHED]

DMEAST #39698570 v7A-1

EXHIBIT B
Construction Budget

Charlotte Metro	MONTH / YEAR	Childress Klein Developer	Gensler Design Architect	Interior Design Design & Engineering consultants	DPR/McFarland General Contractor for Interiors	CBI/Knoll Furniture Supplier	JLL Capital Labor Only Excludes O&M Moves	IT/ Telecom Internal Service Provider	AudioVisual Internal Service Provider	EPS Enterprise Protective Services	Duke Expenses Capital	Duke Labor Capital	Duke Labor O&M	AFUDC Available Funds Used During Construction	Contingency	Spend 2015-2018 Prior to FRMC Funding Approval	Last Updated: 12-19-2019 TOTALS
	2015 - 2018	$ -	$ -	$ -	$ -	$ -	$ -	$ -	$ -	$ -	$ -	$ -	$ -	$ 13,162	$ -	$ 32,447,776	$ 32,460,938
	Prior Years TOTAL	**$ -**	**$ -**	**$ -**	**$ -**	**$ -**	**$ -**	**$ -**	**$ -**	**$ -**	**$ -**	**$ -**	**$ -**	**$ 13,162**	**$ -**	**$ 32,447,776**	**$ 32,460,938**
1/1/2019	JAN	$ -	$ -	$ -	$ -	$ -	$ -	$ -	$ -	$ -	$ -	$ -	$ -	$ 23,724	$ -	$ -	$ 23,724
2/28/2019	FEB	$ 2,203,660	$ 944	$ -	$ -	$ -	$ -	$ -	$ -	$ -	$ 27,153	$ 47,279	$ 3,962	$ 30,345	$ -	$ -	$ 2,313,343
3/31/2019	MAR	$ -	$ 15,395	$ -	$ 2,141	$ 27,596	$ -	$ -	$ -	$ -	$ 2,497	$ 436,181	$ 50,007	$ 37,340	$ -	$ -	$ 571,156
4/30/2019	APR	$ 61,819	$ 29,634	$ -	$ -	$ 9,130	$ -	$ -	$ -	$ -	$ 11,223	$ 236,044	$ (7,699)	$ 39,585	$ -	$ -	$ 379,737
5/31/2019	MAY	$ 2,179,315	$ 11,163	$ -	$ -	$ -	$ -	$ -	$ -	$ -	$ 104	$ 191,527	$ 22,055	$ 46,545	$ -	$ -	$ 2,450,709
6/30/2019	JUN	$ 955,210	$ 17,861	$ -	$ -	$ 28,400	$ 37,674	$ -	$ -	$ -	$ 626	$ 176,197	$ 37,655	$ 49,904	$ -	$ -	$ 1,303,527
7/31/2019	JUL	$ 1,290,906	$ -	$ -	$ -	$ -	$ 5,292	$ -	$ -	$ -	$ 834	$ 173,293	$ 39,790	$ 25,370	$ -	$ -	$ 1,535,485
8/31/2019	AUG	$ 2,072,158	$ 136,319	$ -	$ 118,199	$ -	$ 10,080	$ -	$ -	$ -	$ 736	$ 227,232	$ 24,701	$ 68,632	$ -	$ -	$ 2,658,058
9/30/2019	SEP	$ 5,616,590	$ 59,297	$ 7,350	$ -	$ -	$ 5,040	$ -	$ -	$ -	$ 4,851	$ 171,252	$ 69,011	$ 83,248	$ -	$ -	$ 6,016,639
10/31/2019	OCT	$ 2,643,234	$ 54,893	$ 24,500	$ -	$ -	$ 5,040	$ -	$ -	$ -	$ 1,894	$ 222,115	$ 67,354	$ 99,142	$ -	$ -	$ 3,118,172
11/30/2019	NOV	$ 8,797,232	$ 101,621	$ 71,085	$ 76,549	$ -	$ 5,040	$ 3,914	$ -	$ -	$ 2,593	$ 212,109	$ 41,791	$ 115,618	$ -	$ -	$ 9,427,553
12/31/2019	DEC	$ 5,950,094	$ 205,648	$ -	$ 32,000	$ 4,600	$ 9,072	$ 3,914	$ -	$ -	$ 6,589	$ 191,879	$ 29,607	$ -	$ -	$ -	$ 6,433,403
	TOTAL 2019	**$ 31,770,218**	**$ 632,775**	**$ 102,935**	**$ 228,889**	**$ 69,726**	**$ 77,238**	**$ 7,828**	**$ -**	**$ -**	**$ 59,100**	**$ 2,285,109**	**$ 378,234**	**$ 619,454**	**$ -**	**$ -**	**$ 36,231,505**
1/31/2020	JAN	$ 8,528,526	$ 185,255	$ 108,321	$ 32,000	$ -	$ 9,072	$ 26,603	$ 667	$ 643	$ 7,815	$ 191,879	$ 32,307	$ -	$ 261,044	$ -	$ 9,384,132
2/29/2020	FEB	$ 8,372,839	$ 185,255	$ 108,321	$ 80,000	$ -	$ 9,072	$ 26,603	$ 667	$ 643	$ 7,815	$ 191,879	$ 32,307	$ -	$ 261,044	$ -	$ 9,276,445
3/31/2020	MAR	$ 7,628,526	$ 185,255	$ 108,321	$ 80,000	$ -	$ 9,072	$ 26,603	$ 667	$ 643	$ 7,815	$ 191,450	$ 32,307	$ -	$ 261,044	$ -	$ 8,531,703
4/30/2020	APR	$ 7,544,564	$ 185,255	$ 108,321	$ 160,000	$ -	$ 9,072	$ 26,603	$ 667	$ 643	$ 7,815	$ 191,450	$ 32,307	$ -	$ 261,044	$ -	$ 8,527,741
5/31/2020	MAY	$ 6,286,814	$ 185,255	$ 108,321	$ 128,000	$ -	$ 9,072	$ 26,603	$ 667	$ 643	$ 7,815	$ 191,450	$ 32,307	$ -	$ 261,044	$ -	$ 7,237,991
6/30/2020	JUN	$ 5,972,989	$ 185,255	$ 108,321	$ 80,000	$ -	$ 9,072	$ 26,603	$ 667	$ 643	$ 7,815	$ 191,450	$ 32,307	$ -	$ 261,044	$ -	$ 6,876,166
7/31/2020	JUL	$ 9,169,054	$ 185,255	$ 108,321	$ 80,000	$ -	$ 9,072	$ 26,603	$ 667	$ 643	$ 7,815	$ 191,450	$ 32,307	$ -	$ 261,044	$ -	$ 10,072,231
8/31/2020	AUG	$ 6,938,605	$ 185,255	$ 108,321	$ 112,000	$ -	$ 9,072	$ 26,603	$ 667	$ 643	$ 7,815	$ 191,450	$ 32,307	$ -	$ 261,044	$ -	$ 7,873,782
9/30/2020	SEP	$ 7,474,419	$ 185,255	$ 108,321	$ 112,000	$ -	$ 9,072	$ 26,603	$ 667	$ 643	$ 7,815	$ 191,450	$ 32,307	$ -	$ 261,044	$ -	$ 8,409,596
10/31/2020	OCT	$ 7,474,419	$ 185,255	$ 108,321	$ 80,000	$ -	$ 9,072	$ 26,603	$ 667	$ 643	$ 7,815	$ 191,450	$ 32,307	$ -	$ 261,044	$ -	$ 8,377,596
11/30/2020	NOV	$ 7,362,239	$ 185,255	$ 108,321	$ 80,000	$ -	$ 9,072	$ 26,603	$ 667	$ 643	$ 7,815	$ 191,450	$ 32,307	$ -	$ 261,044	$ -	$ 8,265,416
12/31/2020	DEC	$ 9,473,664	$ 185,255	$ 108,321	$ 96,000	$ -	$ 9,072	$ 26,603	$ 667	$ 643	$ 7,815	$ 191,450	$ 32,307	$ -	$ 261,044	$ -	$ 10,392,841
	TOTAL 2020	**$ 92,226,658**	**$ 2,223,060**	**$ 1,299,858**	**$ 1,120,000**	**$ -**	**$ 108,864**	**$ 319,232**	**$ 8,000**	**$ 7,718**	**$ 93,775**	**$ 2,298,259**	**$ 387,685**	**$ -**	**$ 3,132,528**	**$ -**	**$ 103,225,637**
1/31/2021	JAN	$ 9,697,241	$ 59,650	$ 108,321	$ 96,000	$ -	$ 9,072	$ 340,688	$ 7,333	$ 7,075	$ 7,815	$ 191,450	$ 32,892	$ -	$ 261,044	$ -	$ 10,818,582
2/28/2021	FEB	$ 9,702,721	$ 59,650	$ 108,321	$ 96,000	$ -	$ 9,072	$ 340,688	$ 7,333	$ 7,075	$ 7,815	$ 191,450	$ 32,892	$ -	$ 261,044	$ -	$ 10,824,062
3/31/2021	MAR	$ 10,171,117	$ 59,650	$ 108,321	$ 96,000	$ -	$ 9,072	$ 340,688	$ 7,333	$ 7,075	$ 7,815	$ 191,450	$ 32,892	$ -	$ 261,044	$ -	$ 11,292,458
4/30/2021	APR	$ 11,657,710	$ 59,650	$ 108,321	$ 160,100	$ -	$ 9,072	$ 340,688	$ 7,333	$ 7,075	$ 7,815	$ 191,450	$ 32,892	$ -	$ 261,044	$ -	$ 12,843,151
5/31/2021	MAY	$ 12,146,426	$ 59,650	$ 108,321	$ 128,300	$ -	$ 9,072	$ 340,688	$ 7,333	$ 7,075	$ 7,815	$ 191,450	$ 32,892	$ -	$ 261,044	$ -	$ 13,300,067
6/30/2021	JUN	$ 12,340,055	$ 59,650	$ 108,321	$ 128,300	$ -	$ 9,072	$ 340,688	$ 7,333	$ 7,075	$ 7,815	$ 191,450	$ 32,892	$ -	$ 261,044	$ -	$ 13,493,696
7/31/2021	JUL	$ 13,690,730	$ 59,650	$ 108,321	$ 128,300	$ -	$ 9,072	$ 340,688	$ 7,333	$ 7,075	$ 7,815	$ 191,450	$ 32,892	$ -	$ 261,044	$ -	$ 14,844,371
8/31/2021	AUG	$ 13,073,359	$ 59,650	$ 108,321	$ 128,300	$ -	$ 9,072	$ 340,688	$ 7,333	$ 7,075	$ 7,815	$ 191,450	$ 32,892	$ -	$ 261,044	$ -	$ 14,227,000
9/30/2021	SEP	$ 13,130,099	$ 59,650	$ 108,321	$ 128,300	$ -	$ 9,072	$ 340,688	$ 7,333	$ 7,075	$ 7,815	$ 191,450	$ 32,892	$ -	$ 261,044	$ -	$ 14,283,740
10/31/2021	OCT	$ 13,896,893	$ 59,650	$ 108,321	$ 811,800	$ -	$ 9,072	$ 340,688	$ 7,333	$ 7,075	$ 7,815	$ 191,450	$ 32,892	$ -	$ 261,044	$ -	$ 15,734,034
11/30/2021	NOV	$ 13,896,893	$ 59,650	$ 108,321	$ 2,400,000	$ -	$ 9,072	$ 340,688	$ 7,333	$ 7,075	$ 7,815	$ 191,450	$ 32,892	$ -	$ 261,044	$ -	$ 17,322,234
12/31/2021	DEC	$ 15,650,438	$ 59,650	$ 108,321	$ 3,900,000	$ -	$ 9,072	$ 340,688	$ 7,333	$ 7,075	$ 7,815	$ 191,450	$ 32,892	$ -	$ 261,044	$ -	$ 20,575,779
	TOTAL 2021	**$ 149,053,682**	**$ 715,800**	**$ 1,299,858**	**$ 8,201,400**	**$ -**	**$ 108,864**	**$ 4,088,256**	**$ 88,000**	**$ 84,902**	**$ 93,775**	**$ 2,297,400**	**$ 394,708**	**$ -**	**$ 3,132,528**	**$ -**	**$ 169,559,173**
1/31/2022	JAN	$ 9,679,251	$ 34,617	$ 108,321	$ 5,600,000	$ -	$ 9,072	$ 1,249,189	$ 115,000	$ 110,952	$ 7,815	$ 191,450	$ 27,641	$ -	$ 1,073,596	$ -	$ 18,206,905
2/28/2022	FEB	$ 10,395,918	$ 34,617	$ 108,321	$ 7,200,000	$ -	$ 9,072	$ 1,249,189	$ 115,000	$ 110,952	$ 7,815	$ 191,450	$ 27,641	$ -	$ 1,073,596	$ -	$ 20,523,572
3/31/2022	MAR	$ 10,831,812	$ 34,617	$ 108,321	$ 7,400,000	$ -	$ 9,072	$ 1,249,189	$ 115,000	$ 110,952	$ 7,815	$ 191,450	$ 27,641	$ -	$ 1,073,596	$ -	$ 21,159,466
4/30/2022	APR	$ 9,534,389	$ 34,617	$ 108,321	$ 6,900,000	$ -	$ 9,072	$ 1,249,189	$ 115,000	$ 110,952	$ 7,815	$ 191,450	$ 27,641	$ -	$ 1,073,596	$ -	$ 19,362,043
5/31/2022	MAY	$ 7,985,986	$ 34,617	$ 108,321	$ 9,300,000	$ -	$ 9,072	$ 1,249,189	$ 115,000	$ 110,952	$ 7,815	$ 191,450	$ 27,641	$ -	$ 1,073,596	$ -	$ 20,213,640
6/30/2022	JUN	$ 5,662,960	$ 34,617	$ 108,321	$ 9,400,000	$ -	$ 9,072	$ 1,249,189	$ 115,000	$ 110,952	$ 7,815	$ 191,450	$ 27,641	$ -	$ 1,073,596	$ -	$ 17,990,614
7/31/2022	JUL	$ 4,429,736	$ 34,617	$ 108,321	$ 10,300,000	$ -	$ 9,072	$ 1,249,189	$ 115,000	$ 110,952	$ 7,815	$ 191,450	$ 27,641	$ -	$ 1,073,596	$ -	$ 17,657,390
8/31/2022	AUG	$ 3,524,875	$ 34,617	$ 108,321	$ 11,800,000	$ -	$ 9,072	$ 1,249,189	$ 115,000	$ 110,952	$ 7,815	$ 191,450	$ 27,641	$ -	$ 1,073,596	$ -	$ 18,252,529
9/30/2022	SEP	$ 852,961	$ 34,617	$ 108,321	$ 12,200,000	$ -	$ 9,072	$ 1,249,189	$ 115,000	$ 110,952	$ 7,815	$ 191,450	$ 27,641	$ -	$ 1,073,596	$ -	$ 15,980,615
10/31/2022	OCT	$ 4,667,649	$ 34,617	$ 108,321	$ 15,400,000	$ -	$ 9,072	$ 1,249,189	$ 115,000	$ 110,952	$ 7,815	$ 191,450	$ 27,641	$ -	$ 1,073,596	$ -	$ 22,995,303
11/30/2022	NOV	$ 13,912,150	$ 34,617	$ 108,321	$ 11,500,000	$ -	$ 9,072	$ 1,249,189	$ 115,000	$ 110,952	$ 7,815	$ 139,160	$ 27,641	$ -	$ 1,073,596	$ -	$ 28,287,514
12/31/2022	DEC	$ -	$ 34,617	$ 84,321	$ 10,200,000	$ -	$ 9,072	$ 1,249,189	$ 115,000	$ 110,952	$ 7,815	$ 139,160	$ 27,641	$ -	$ 1,073,596	$ -	$ 13,051,364
	TOTAL 2022	**$ 81,477,687**	**$ 415,400**	**$ 1,275,858**	**$ 117,200,000**	**$ -**	**$ 108,864**	**$ 14,990,273**	**$ 1,380,000**	**$ 1,331,424**	**$ 93,775**	**$ 2,192,821**	**$ 331,697**	**$ -**	**$ 12,883,155**	**$ -**	**$ 233,680,953**
1/31/2023	JAN	$ -	$ 18,000	$ -	$ 10,100,000	$ -	$ 9,072	$ 1,308,242	$ 86,667	$ 83,616	$ 3,126	$ 137,680	$ 31,308	$ -	$ 812,552	$ -	$ 12,590,262
2/28/2023	FEB	$ 990,386	$ 17,402	$ -	$ 8,900,000	$ -	$ 9,072	$ 1,308,242	$ 86,667	$ 83,616	$ 3,126	$ 137,680	$ 31,308	$ -	$ 812,552	$ -	$ 12,380,050
3/31/2023	MAR	$ -	$ -	$ -	$ 7,400,000	$ -	$ 9,072	$ 1,308,242	$ 86,667	$ 83,616	$ 3,126	$ 137,680	$ 31,308	$ -	$ 812,552	$ -	$ 9,872,262
4/30/2023	APR	$ -	$ -	$ -	$ 6,200,000	$ -	$ -	$ 1,308,242	$ 86,667	$ 83,616	$ 3,126	$ 137,680	$ 31,308	$ -	$ 812,552	$ -	$ 8,663,190
5/31/2023	MAY	$ -	$ -	$ -	$ 4,400,000	$ -	$ -	$ 1,308,242	$ 86,667	$ 83,616	$ 3,126	$ 136,980	$ 31,308	$ -	$ 812,552	$ -	$ 6,862,490
6/30/2023	JUN	$ -	$ -	$ -	$ 2,900,000	$ -	$ -	$ 1,308,242	$ 86,667	$ 83,616	$ 3,126	$ 136,980	$ 31,308	$ -	$ 812,552	$ -	$ 5,362,490
7/31/2023	JUL	$ -	$ -	$ -	$ 772,600	$ -	$ -	$ -	$ -	$ -	$ -	$ 136,900	$ 31,308	$ -	$ -	$ -	$ 940,808
8/31/2023	AUG	$ -	$ -	$ -	$ 460,200	$ -	$ -	$ -	$ -	$ -	$ -	$ 136,900	$ 6,945	$ -	$ -	$ -	$ 604,045
9/30/2023	SEP	$ -	$ -	$ -	$ 78,100	$ -	$ -	$ -	$ -	$ -	$ -	$ 136,900	$ -	$ -	$ -	$ -	$ 215,000
10/31/2023	OCT	$ -	$ -	$ -	$ -	$ -	$ -	$ -	$ -	$ -	$ -	$ 136,900	$ -	$ -	$ -	$ -	$ 136,900
11/30/2023	NOV	$ -	$ -	$ -	$ -	$ -	$ -	$ -	$ -	$ -	$ -	$ 136,900	$ -	$ -	$ -	$ -	$ 136,900
12/31/2023	DEC	$ -	$ -	$ -	$ -	$ -	$ -	$ -	$ -	$ -	$ -	$ 136,900	$ -	$ -	$ -	$ -	$ 136,900
	TOTAL 2023	**$ 990,386**	**$ 35,402**	**$ -**	**$ 41,210,900**	**$ -**	**$ 27,216**	**$ 7,849,452**	**$ 520,000**	**$ 501,696**	**$ 18,755**	**$ 1,646,080**	**$ 226,098**	**$ -**	**$ 4,875,313**	**$ -**	**$ 57,901,297**
	GRAND TOTAL	**$ 355,518,631**	**$ 4,022,437**	**$ 3,978,508**	**$ 167,961,189**	**$ 69,726**	**$ 431,046**	**$ 27,255,041**	**$ 1,996,000**	**$ 1,925,741**	**$ 359,180**	**$ 10,719,668**	**$ 1,718,421**	**$ 632,616**	**$ 24,023,525**	**$ 32,447,776**	**$ 633,059,504**

DMEAST #39698570 v7B-1

EXHIBIT C
Form of Escrow Agreement

SEE ATTACHED

DMEAST #39698570 v7C-1

Schedule 4.2

Subsequent Funding Date - Basic Rent and Termination
Values Calculation

The calculation of the adjusted Basic Rent and Termination Values under Section 4.2 of the Agreement schedule shall:

1.
be sufficient to fully amortize the then-outstanding principal balance of the Financing down to the Put Option Price (as defined in the Lease) as of December 31, 2052, assuming the Financing monthly equivalent gross coupon equals 3.664% (using a 30-day month and 360 day year convention);

2.	assume an increase of 2% per year, commencing on January 1, 2024 and continuing every year thereafter;

3.	reflect an Landlord equity investment equal to 1% of the Landlord MIA Advance (as adjusted under Section 2.1, to the extent applicable);

4.	include payment on each Basic Rent Payment Date of the servicing and asset management fees set forth below; and

5.
be sufficient to fully fund, in addition to the Landlord MIA Advance, a debt service escrow account required to be established under the Financing in an amount equal to the interest due and payable under the Financing from February 10, 2020 through and including December 10, 2022.

Below is an illustrative example of the adjusted Basic Rent and Termination Values as calculated in consideration of items a through e above, which reflects the (1) initial $652,000,000 Landlord MIA Advance and no subsequent changes, and (2) a hypothetical Landlord MIA Advance Adjustment of $23,000,000 such that the adjusted Landlord MIA Advance equals $675,000,000 on February 10, 2020 and no subsequent change.

Servicing and Asset Management fees will be shown on the schedules and will not change based on any Landlord MIA Adjustments.

DMEAST #39698570 v7    1

Schedule 4.3

Final Determination of Basic Rent and Termination Values

The calculation of the adjusted Basic Rent and Termination Values under Section 4.3 of the Agreement schedule shall:

1.
be sufficient to fully amortize the then-outstanding principal balance of the Financing down to the Put Option Price (as defined in the Lease) as of December 31, 2052, assuming the Financing monthly equivalent gross coupon equals 3.664% (using a 30-day month and 360 day year convention);

2.	assume an increase of 2% per year, commencing on January 1, 2024 and continuing every year thereafter;

3.	reflect an Landlord equity investment equal to 1% of the Landlord MIA Advance (as adjusted under Section 2.1, to the extent applicable); and

4.	include payment on each Basic Rent Payment Date of the servicing and asset management fees set forth below.
Below is an illustrative example of the adjusted Basic Rent and Termination Values as calculated in consideration of items a through d above, which reflects the (1) a hypothetical Final Landlord MIA Advance of $675,000,000, and (2) a hypothetical Final Landlord MIA Advance of $611,500,000 from the adjusted Landlord MIA Advance of $625,000,000.

Servicing and Asset Management fees will be shown on the schedules and will not change based on any Landlord MIA Adjustments.

DMEAST #39698570 v7    1